UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SPIRIT AEROSYSTEMS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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April 13, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SPIRIT AEROSYSTEMS HOLDINGS, INC., which will be held on Tuesday, May 1, 2007, in Herndon, Virginia at the Hyatt Dulles, at 11:00 A.M. Eastern Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Jeffrey L. Turner
Chief Executive Officer

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the venue, the camera function may not be used at any time.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 1, 2007

To the Stockholders:

The Annual Meeting of Stockholders of SPIRIT AEROSYSTEMS HOLDINGS, INC. (the “Company”) will be held at the Hyatt Dulles in Herndon, Virginia on Tuesday, May 1, 2007, at 11:00 A.M. Eastern Time for the following purposes:

1.	To elect the ten (10) members of the Board of Directors of the Company to serve until the 2008 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007.

3.	To transact such other business as may properly come before the meeting or at any adjournments thereof.

Only stockholders of record at the close of business on March 20, 2007, are entitled to notice of and to vote, either in person or by proxy, at this meeting.

By order of the Board of Directors.

Sincerely,

Gloria Farha Flentje
Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
April 13, 2007

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PROXY STATEMENT

SPIRIT AEROSYSTEMS HOLDINGS, INC.
Proxy Statement

General Information Regarding the Annual Meeting

This Proxy Statement, which was first mailed to stockholders on or about April 13, 2007, is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of SPIRIT AEROSYSTEMS HOLDINGS, INC. (the “Company”), to be voted at the Annual Meeting of Stockholders of the Company, which will be held at 11:00 A.M. Eastern Time on Tuesday, May 1, 2007, at the Hyatt Dulles, Herndon, Virginia, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to the Secretary of the Company at or prior to the Annual Meeting or by timely executing and delivering, by mail or in person at the Annual Meeting, another proxy dated as of a later date. The Company will pay the cost of solicitation of proxies. The Company’s principal executive offices are located at 3801 South Oliver, Wichita, KS 67210.

Stockholders of record at the close of business on March 20, 2007, will be entitled to vote at the meeting. On March 20, 2007, there were 67,732,062 shares of Class A Common stock outstanding, held of record by 28 stockholders. Each outstanding share of Class A Common stock is entitled to one vote. On March 20, 2007, there were 65,753,517 shares of Class B Common stock outstanding, held of record by 87 stockholders, excluding shares issued to certain members of management and directors of the Company which are subject to certain vesting requirements, and during the pendency of such requirements, are not entitled to vote the shares. Each outstanding share of Class B Common stock is entitled to ten votes. Each outstanding share of Class B Common stock is convertible, at any time after vesting, at the option of the holder, into one share of Class A Common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of ten members. The Board has nominated each of the persons listed below for election as director. Ten directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders, and until their successors are elected and qualified.

Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. A director must receive a plurality of the votes of the shares entitled to vote on the election of a director and voted in favor thereof in order to be elected.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Nominees

Ivor (Ike) Evans, 64. Mr. Evans became a director of the Company on November 15, 2006. Mr. Evans has been an Operating Partner at Thayer Capital Partners since May 2005. Mr. Evans served as Vice Chairman of Union Pacific Corporation and Union Pacific Railroad from January 2004 through February 2005. From 1998 to 2004 he was President and Chief Operating Officer of Union Pacific Railroad. Prior to joining Union Pacific in 1998, Mr. Evans held senior management positions at Emerson Electric and Armtek Corporation. Mr. Evans serves on the Board of Directors of Textron Inc., Cooper Industries, Ltd., and ArvinMeritor, Inc. and serves as Chairman and member of the Board of Directors of Suntron Corporation.

Paul Fulchino, 60. Mr. Fulchino became a director of the Company on November 15, 2006. Mr. Fulchino has served as Chairman, President, and Chief Executive Officer of Aviall, Inc. since January 2000. Aviall, Inc. became a wholly-owned subsidiary of The Boeing Company (“Boeing”) on September 20, 2006. From 1996 through 1999, Mr. Fulchino was President and Chief Operating Officer of B/E Aerospace, Inc., a leading supplier of aircraft cabin products and services. From 1990 to 1996, Mr. Fulchino served in the capacities of

President and Vice Chairman of Mercer Management Consulting, Inc., an international general management consulting firm. Earlier in his career, Mr. Fulchino held various engineering positions at Raytheon Company.

Richard Gephardt, 66. Mr. Gephardt became a director of the Company on November 15, 2006. Mr. Gephardt was a member of the U.S. House of Representatives from 1977 to 2005 during which time he served as the Majority and Minority Leader. Since 2005, Mr. Gephardt has served as President and CEO of Gephardt Group, a multi-disciplined consulting firm. Mr. Gephardt is also an advisor to Goldman Sachs and Senior Counsel at DLA Piper. Mr. Gephardt serves on the Board of Directors of U.S. Steel and Centene Corporation.

Robert Johnson, 59. Mr. Johnson became a director of the Company on November 15, 2006 and serves as Chairman of the Board. On August 1, 2006, Mr. Johnson became the Chief Executive Officer of Dubai Aerospace Enterprise Ltd. Mr. Johnson was Chairman of Honeywell Aerospace since 2005, and from 2000 to 2004 he was its President and Chief Executive Officer. From 1994 to 1999 he served as AlliedSignal’s President of Marketing, Sales, and Service, and as President of Electronic and Avionics, and earlier as Vice President of Aerospace Services. Prior to joining Honeywell in 1994, he held management positions at AAR Corporation for two years and General Electric Aircraft Engines for 24 years. Mr. Johnson serves on the Board of Directors of Phelps Dodge Corporation, Ariba, Inc., and Roper Industries, Inc.

Ronald Kadish, 58. Mr. Kadish became a director of the Company on November 15, 2006. Mr. Kadish served over 34 years with the U.S. Air Force until he retired on September 1, 2004, at the rank of Lieutenant General. During that time, Mr. Kadish served as Director, Missile Defense Agency and Director, Ballistic Missile Defense Organization, both of the Department of Defense. In addition, Mr. Kadish served in senior program management capacities, including the F-16, C-17, and F-15 programs. Since February 15, 2005, he has served as a Vice President at Booz Allen Hamilton. Mr. Kadish serves on the Board of Directors of Orbital Sciences Corp.

Cornelius (Connie Mack) McGillicuddy, III, 66. Mr. McGillicuddy became a director of the Company on November 15, 2006. Mr. McGillicuddy was a member of the U.S. Senate from 1989 to 2001 and was a member of the U.S. House of Representatives from 1983 to 1989. From February 2001 to 2005, Mr. McGillicuddy was Senior Policy Advisor at Shaw Pittman LLP. Since February 16, 2005, he has served as Senior Policy Advisor, Government Relations Practice at King & Spalding LLP. Since October 1, 2006, he has also served as Senior Policy Advisor to Liberty Partners of Florida. In addition, he served as Chairman of President Bush’s Advisory Panel on U.S. Federal Tax Reform, to which he was appointed on January 13, 2006. Mr. McGillicuddy serves on the Board of Directors of Darden Restaurants, Genzyme Corporation, Moody’s Corporation, Exact Sciences, and Mutual of America Life Insurance Company.

Seth Mersky, 47. Mr. Mersky became a director of the Company on February 7, 2005. Mr. Mersky was a Vice President of the Company from June 2006 until November 15, 2006 and was President of the Company from February 2005 through June 2006. Mr. Mersky has been a Managing Director of Onex Corporation since 1997. Prior to joining Onex, he was Senior Vice President, Corporate Banking with The Bank of Nova Scotia for 13 years. Previously, he worked for Exxon Corporation as a tax accountant. Mr. Mersky serves on the Board of Directors of ClientLogic Corporation.

Francis Raborn, 63. Mr. Raborn became a director of the Company on November 15, 2006. Until his retirement in 2005, Mr. Raborn served as Vice President and Chief Financial Officer of United Defense, L.P. since its formation in 1994 and as a director since 1997. Mr. Raborn joined FMC Corporation, or FMC, the predecessor of United Defense, L.P. in 1977 and held a variety of financial and accounting positions, including Controller of FMC’s Defense Systems Group from 1985 to 1993 and Controller of FMC’s Special Products Group from 1979 to 1985.

Jeffrey L. Turner, 55. Mr. Turner became a director of the Company on November 15, 2006, and has served as its President and Chief Executive Officer. Since June 16, 2005, he has also served in such capacities for Spirit AeroSystems, Inc. Mr. Turner joined Boeing in 1973 and was appointed Vice President—General Manager in November 1995. Mr. Turner received his Bachelor of Science in Mathematics and Computer Science and his M.S. in Engineering Management Science, both from Wichita State University. He was selected as a Boeing Sloan Fellow to the Massachusetts Institute of Technology’s (MIT) Sloan School of Management where he earned a Master’s Degree in Management.

Nigel Wright, 43. Mr. Wright became a director of the Company on February 7, 2005. Mr. Wright was Vice President and Secretary of the Company from February until November 15, 2006, and was Treasurer of the Company from February 2005 through June 2006. Mr. Wright is a Managing Director of Onex Corporation, which he joined in 1997. Prior to joining Onex, Mr. Wright was a Partner at the law firm of Davies, Ward & Beck for seven years, practicing mergers and acquisitions and securities law. Previously he worked for almost three years in the policy unit of the Canadian Prime Minister’s office. Mr. Wright serves on the Board of Directors of Res-Care, Inc.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Corporate Governance Information

The Company’s Corporate Governance Guidelines and the charters of the four standing committees of the Board describe the governance practices the Company follows. The Corporate Governance Guidelines and committee charters are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The Corporate Governance Guidelines also are intended to align the interests of the Company’s directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to the obligations of the Board and each director; Board composition and selection; Board meetings and involvement of senior management; chief executive officer performance evaluation and succession planning; Board committee composition and meetings; director compensation; director orientation and education; and director access to members of management and to independent advisors. The Board annually conducts a self-evaluation to assess compliance with the Corporate Governance Guidelines and identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with corporate governance requirements contained in the listing standards of the New York Stock Exchange (“NYSE”) and make enhancements to the Company’s corporate governance policies. Current copies of the Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct are available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com, and are available in print free of charge to the Company’s stockholders by written request to the Company’s Corporate Secretary at Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, KS 67210.

Director Independence

The Company is deemed to be a “controlled company” under the rules of the NYSE because more than fifty percent of the voting power of the Company is held by Onex Corporation, Onex Partners LP, and their affiliates (collectively, “Onex”). See “Information Regarding Beneficial Ownership of Principal Stockholders, Directors, and Management” below. Therefore, the Company qualifies for the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, the Company is exempt from the rules that would otherwise require that the Board be comprised of a majority of “independent directors” and that the Company’s Compensation Committee and Corporate Governance and Nominating Committee be comprised solely of “independent directors,” as defined under the rules of the NYSE. The controlled company exception does not modify the independence requirements for the Company’s Audit Committee, and the Company intends to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules, which require that the Company’s Audit Committee be comprised of independent directors exclusively.

The Board of Directors has analyzed the independence of each director and nominee and has determined that the following directors meet the standards of independence under the Company’s Corporate Governance Guidelines and applicable NYSE listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment: Mr. Raborn, Mr. Evans, Mr. Kadish, Mr. Johnson, and Mr. McGillicuddy.

A majority of the Board is not independent as Spirit is guided by regulations relating to Controlled Corporations. Likewise, the Company’s Compensation Committee and Corporate Governance and Nominating Committee are not comprised solely of independent directors.

Nomination of Directors

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating qualified potential candidates to serve on the Board and recommending to the Board for its selection those nominees to stand for election as directors at the Company’s Annual Meeting of Stockholders. In performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board; the organization, structure, size, and composition of the Board; the qualifications and areas of expertise needed to further enhance the deliberations of the Board; and the requirements of the Special Security Agreement (the “Security Agreement”) among Onex, the Company, and the United States Department of Defense (the “DoD”).

Each potential candidate to serve on the Board must satisfy the requirements of the Company’s certificate of incorporation and bylaws, conform to high standards of integrity and ethics, and have a commitment to act in the best interest of the Company and its stockholders. Furthermore, potential candidates are evaluated based on whether they, when considered with all other members of the Board, allow the Company to satisfy the requirements of the Security Agreement, which regulates the number of directors who are representatives of Onex (“Inside Directors”), the number of directors who have no prior relationship with the Company or any entity controlled by Onex (“Outside Directors”), and the number of directors who are officers of the Company, which requires notice to and approval of the DoD concerning the resignation and replacement of Outside Directors, and which requires eligibility for DoD security clearances for Outside Directors and directors who are officers of the Company.

Otherwise, the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board. Among the factors that the Corporate Governance and Nominating Committee considers in evaluating potential candidates is their judgment, skill, education, diversity, age, relationships, experience with businesses and other organizations, the interplay of the candidate’s experience with the experience of other Board members, whether the candidate meets the independence requirements of applicable legal and listing standards, whether the candidate maintains a security clearance with the DoD, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates to the Board on the same basis that it considers all other candidates recommended to it. To recommend a director candidate to the Corporate Governance and Nominating Committee, the stockholder must provide the Company with a written notice that contains (1) the name and address of the nominating stockholder and person to be nominated; (2) the number and class of all shares of each class of common stock of the Company beneficially owned by the person to be nominated, if any; (3) a representation that the nominating stockholder is a stockholder of record of the Company’s stock entitled to vote at a meeting to elect directors of the Company and stating the number and class of all shares of each class of common stock of the Company beneficially owned by the nominating stockholder, and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (4) a description of all arrangements or understandings between the nominating stockholder, the person to be nominated, and any other person or persons (naming such person or persons) to which the nomination is to be made by the stockholder; (5) such other information regarding the person to be nominated by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”), had the nominee been nominated, or intended to be nominated, by the Board; and (6) the signed consent of the person to be nominated to serve as a director of the Company, if so elected, to be named in the Company’s proxy statement (whether or not nominated), and the signed consent of the nominating stockholder to be named in the Company’s proxy statement (whether or not the Board chooses to nominate the recommended nominee). If a stockholder wishes to formally nominate a candidate, he or she must follow the procedures described in the Company’s bylaws.

All director candidate recommendations and formal nominations for membership to the Board for the 2008 Annual Meeting of Stockholders must be sent to the Company at the address and received by the date specified for stockholder proposals. See “Proposals of Stockholders for the 2008 Annual Meeting” below. The presiding officer of the Annual Meeting of Stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Communications with the Board

Stockholders and other interested persons may send communications to the Board, the chairman of the Board, individual members of the Board, members of any committee of the Board, or one or more non-management directors by letter addressed to Investor Relations at Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, KS 67210, or by contacting Investor Relations at (316) 523-1797. These communications will be received and reviewed by the Company’s Investor Relations office. The receipt of concerns about the Company’s accounting, internal controls, auditing matters, or business practices will be reported to the Company’s Audit Committee. The receipt of other concerns will be reported to the appropriate committee(s) of the Board. The Company’s employees also can raise questions or concerns confidentially or anonymously using the Company’s Ethics Hotline. Receipt of communications clearly not appropriate for consideration by members of the Board, such as unsolicited advertisements, inquiries concerning the products and services of the Company, or harassing communications, will not be forwarded to members of the Board.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The standing committee of the board of directors of Spirit AeroSystems, Inc. (“Spirit”), the Company’s wholly-owned subsidiary and operating company, whose directors and many executive officers are identical after the initial public offering, is the Government Security Committee. The members of the Board’s committees were appointed following the appointment of the full Board on November 15, 2006, and before the initial public offering of the Company’s securities. No meetings of the committees of the Board were held in fiscal year 2006.

Below is a description of the duties and composition of each standing committee of the Board. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. Directors hold committee memberships for a term of one year.

Audit Committee. The Audit Committee is responsible for (1) selecting the independent registered public accounting firm; (2) approving the overall scope of the audit; (3) assisting the Board in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements; (4) annually reviewing the independent registered public accounting firm’s report describing the auditing firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review of the auditing firm; (5) reviewing and discussing with management and the independent registered public accounting firm the adequacy of the Company’s internal controls over financial reporting and disclosure controls and procedures; (6) overseeing the Company’s internal audit function; (7) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm; (8) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (9) discussing policies with respect to risk assessment and risk management; (10) meeting periodically and separately with management, internal auditors, and the independent registered public accounting firm; (11) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response thereto; (12) setting clear hiring policies for employees or former employees of the independent registered public accounting firm; (13) reviewing procedures for the receipt, retention, and treatment of complaints, including anonymous complaints from employees, concerning accounting, accounting controls, and audit matters; (14) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time; and (15) reporting regularly to the full Board.

The Company’s Audit Committee consists of Messrs. Raborn, Evans, and Johnson, with Mr. Raborn serving as chairman. All of the committee members have been determined to be independent within the meeting of the NYSE listing standards, and Mr. Raborn has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee has a written charter, the current copy of which can be found under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Compensation Committee. The Compensation Committee is responsible for (1) developing and modifying, as appropriate, a competitive compensation philosophy and strategy for the Company’s executive officers; (2) reviewing and approving goals and objectives with respect to compensation for the Company’s chief executive officer; (3) reviewing and approving the evaluation process and compensation structure for the Company’s officers; (4) reviewing and approving employment contracts and other similar arrangements between the Company and its executive officers; (5) recommending to the Board any incentive plan, including equity-based plans, and amendments to such plans; (6) administration of incentive compensation plans, including the granting of awards under equity-based plans; (7) reviewing and approving any benefit plans or perquisites offered to the Company’s executive officers; (8) reviewing and recommending to the Board compensation paid to non-employee Directors; (9) preparing the Compensation Committee’s report for inclusion in the Company’s proxy statement; (10) such other matters that are specifically delegated to the Compensation Committee by the Board; and (11) reporting regularly to the full Board.

The Company’s Compensation Committee consists of Messrs. Mersky, Fulchino, and Johnson, with Mr. Mersky serving as chairman. One of the members of the Compensation Committee, Mr. Johnson, is independent. Messrs. Fulchino and Mersky are not independent within the meaning of the NYSE listing standards. The Compensation Committee has a written charter, the current copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Corporate Governance and Nominating Committee. The Company’s Corporate Governance and Nominating Committee’s purpose is to assist the Board by identifying individuals qualified to become members of the Board consistent with the criteria established by the Board and to develop the Company’s corporate governance principles. The Corporate Governance and Nominating Committee is responsible for (1) evaluating the composition, size, and governance of the Board and its committees; (2) identifying, evaluating, and recommending candidates for election to the Board; (3) making recommendations regarding future planning and the appointment of Directors to the Board’s committees; (4) establishing a policy for considering stockholder recommendations for nominees for election to the Board; (5) recommending ways to enhance communications and relations with the Company’s stockholders; (6) overseeing the Board performance and self-evaluation process and developing orientation and continuing education programs for Directors; (7) reviewing the Company’s Corporate Governance Guidelines and providing recommendations to the Board regarding possible changes; (8) reviewing and monitoring compliance with the Company’s Code of Ethics and Business Conduct and Insider Trading Policy; and (9) reporting regularly to the full Board.

The Company’s Corporate Governance and Nominating Committee consists of Messrs. Wright, Fulchino, Gephardt, and Kadish, with Mr. Wright serving as chairman. One of the members of the Corporate Governance and Nominating Committee, Mr. Kadish, is independent. Messrs. Fulchino, Wright and Gephardt are not independent within the meaning of the NYSE listing standards. The Corporate Governance and Nominating Committee has a written charter, the current copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Government Security Committee. In accordance with the requirements of the Special Security Agreement, Spirit’s Government Security Committee is comprised of Outside Directors and Directors who are officers of the Company, each of whom are cleared U.S. resident citizens. The Government Security Committee is responsible to ensure that the Company maintains policies and procedures to safeguard the classified and export-controlled information in the Company’s possession, and to ensure that the Company complies with its industrial security agreements and obligations, U.S. export control laws and regulations, and the National Industrial Security Program Operating Manual.

Spirit’s Government Security Committee consists of Messrs. Kadish, Turner, Evans, Johnson, McGillicuddy, and Raborn, with Mr. Kadish serving as chairman.

Other Committees. The Board may establish other committees as it deems necessary or appropriate from time to time.

Attendance

The Board was appointed on November 15, 2006, prior to the initial public offering of the Company’s securities. One meeting of the Board was held in fiscal year 2006, and it was attended by both of its then directors. No annual meeting of stockholders was held in 2006.

Beginning in 2007, the Board will hold regularly scheduled quarterly meetings. Board committee meetings are scheduled to occur the day prior to each Board meeting. The Board has scheduled one additional meeting each year as the Board’s annual retreat. The annual retreat is to be devoted to presentations and discussions with senior management about long-term Company strategy. In addition to the quarterly meetings, the Board has scheduled several special meetings during the year. At each quarterly Board meeting, time is set aside for non-management directors to meet without management present, and one meeting is scheduled for independent directors to meet in executive session. Mr. Johnson, chairman of the Board, presides over the executive sessions of the Board. Directors are encouraged to attend the Annual Meeting of Stockholders.

Certain Relationships and Related Transactions

Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. The Board reviews such matters as they pertain to related-party transactions as defined by Item 404(b) of the SEC’s Regulation S-K. The related-party transactions disclosed in this proxy statement were in existence either prior to the acquisition of the assets of Spirit from Boeing (the “Boeing Acquisition”) in June 2005 or the initial public offering of the Company’s securities in November 2006. In deciding whether to continue to allow these related-party transactions involving a director, executive officer, or their immediate family members, the Board considered, among other factors:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties;

•	the business advantage the Company would gain by engaging in the transaction; and

•	an analysis of the significance of the transaction to the Company and to the related party.

The Board determined that the related party transactions disclosed herein are on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in comparable transactions. The Board believes that there is a Company business interest supporting the transactions and the transactions meet the same Company standards that apply to comparable transactions with unaffiliated entities. Although the aforementioned controls are not written, each determination was made by the Board and reflected in its minutes. The Board is in the process of preparing written related party transaction policies that will be communicated to the appropriate level of management as well as posting them on the Company’s internal policy website.

Below are the transactions that occurred or were continuing during fiscal year 2006 in which, to the Company’s knowledge, the Company was or is a party, in which the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of any class of the

Company’s common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Under the intercompany agreement, in exchange for an annual service fee of $3.0 million, Onex Partners Manager, L.P. (“Onex Manager”) provided the Company and Spirit with corporate finance and strategic planning consulting services. Onex and its affiliates, including Onex Manager, are the Company’s principal stockholders. In 2006, the Company paid Onex Manager $1.5 million for its services. The Company paid Onex Manager a lump sum of $4.0 million in 2006 in connection with the termination of the intercompany agreement.

On September 18, 2006, Spirit entered into a distribution agreement with Aviall Services, Inc., a wholly-owned subsidiary of Aviall, Inc. (“Aviall”). Aviall is a provider of global parts distribution and supply chain services for the aerospace industry. Spirit appointed Aviall as its exclusive distributor to sell, market, and otherwise distribute certain aftermarket products worldwide, excluding the United States and Canada. The contract extends until September 18, 2011 and automatically renews on an annual basis thereafter unless terminated by either party. Mr. Fulchino, the president and chief executive officer of Aviall, is a member of the Board. In 2006 following entry into the agreement, the revenues to the Company under the agreement were approximately $1.2 million.

Prior to November 27, 2006, Spirit had an unsecured term loan pursuant to a Term Loan Agreement from a lender (“Onex Lender”) that is an indirect subsidiary of Onex Wind Finance LP (“Onex Wind”), which is an indirect subsidiary of the Company’s principal stockholders, Onex. Under the Term Loan Agreement, Onex Lender made a term loan to Spirit in a principal amount equal and with identical repayment terms to the amount Onex Wind borrowed under the Term Loan B, at a rate of interest that may exceed the rate under the Term Loan B by up to 10 basis points. Spirit had provided a secured guarantee of the debt of Onex Wind under the senior secured credit facility. Spirit’s obligations in respect of the term loan from Onex Wind made pursuant to the Term Loan Agreement were subordinated to its obligations under its guarantee of the debt of Onex Wind under the senior secured credit facility. Spirit was not permitted to make a payment to Onex Lender under the Term Loan Agreement unless a payment in equal amount was made by Onex Lender contemporaneously in respect of amounts payable by it under the senior secured credit facility. Prior to the initial public offering on November 27, 2006, Spirit paid interest and principal in the amounts of $56.5 and $5.3 million, respectively, to Onex Lender on the term loan. The Term Loan Agreement with Onex Lender was terminated upon completion of the IPO on November 27, 2006, and Spirit became the direct borrower of the then-outstanding principal amount under the senior credit facility. The Company’s management believes the interest rate payable under the Term Loan Agreement was commercially reasonable. Onex received a Canadian tax benefit from this structure at an insignificant cost to Spirit. The largest amount outstanding during fiscal year 2006 was $696.5 million, and it was zero on December 31, 2006.

Spirit and Onex Wind also entered into a Delayed-Draw Term Loan Agreement pursuant to which Onex Lender agreed to make unsecured term loans to Spirit from time to time. No loans were made under this Agreement and the Agreement has been terminated.

Andrew John (Jack) Focht is the spouse of Gloria Farha Flentje, the Company’s Vice President, General Counsel, and Secretary. Since 1998, Mr. Focht has served as special counsel to Foulston Siefkin LLP, a law firm utilized by the Company and at which Ms. Flentje was previously a partner. Although Mr. Focht is not a partner, has no right to participate in management, and holds no other positions in the firm, he has “phantom units” that entitle him to an undivided share in the net profits of the firm, including the net profits attributable to fees received from the Company. In 2006, the firm received $1.5 million in fees from the Company for legal services, and Mr. Focht’s phantom unit interest in those fees was $19,234, before taking into account firm expenses.

STOCK OWNERSHIP

Information Regarding Beneficial Ownership of Principal Stockholders, Directors, and Management

The following table sets forth, as of March 16, 2007, information regarding the beneficial ownership of the Company’s Class A Common stock and Class B Common stock by all directors, the Company’s chief executive officer, chief financial officer, and the three most highly compensated executive officers other than the CEO and CFO, who were serving as executive officers at the end of the last fiscal year (collectively, the “Named Executive Officers”), and the Company’s directors and all executive officers as a group. It also sets forth the ownership of any person or group who is known by the Company to be the beneficial owner of more than five percent of either class of the Company’s stock, together with such beneficial owner’s address.

	Title of	Amount and		Percentage	Percentage	Percentage
	Class of	Nature of		of Class A	of Class B	of Total
	Shares	Beneficial		Common	Common	Voting
Name	Owned	Ownership		Stock(+)	Stock(+)	Power(+)

Five Percent Stockholders
Onex Corporation	Class B	64,215,729	(1)	—	97.7%	88.5%
161 Bay Street
Toronto, Ontario MSJ 2S1
Canada

Onex Partners LP	Class B	36,054,787	(2)	—	54.8%	49.7%
c/o Onex Investment
Corporation
712 Fifth Avenue
New York, New York
10019

OAH Wind LLC	Class B	17,048,438	(3)	—	25.9%	23.5%
421 Leader Street
Marion, Ohio 43302

Onex Spirit Co-Invest LP	Class B	9,694,068	(4)	—	14.7%	13.4%
c/o Onex Investment
Corporation
712 Fifth Avenue
New York, New York
10019

AXA Financial, Inc.	Class A	7,359,225	(5)	10.9%	—	1.0%
1290 Avenue of the
Americas
New York, New York
10104

JGD Management Corp	Class A	3,511,962	(6)	5.2%	—	*
c/o York Capital
Management
767 Fifth Avenue
17th Floor
New York, New York
10153

	Title of	Amount and		Percentage	Percentage	Percentage
	Class of	Nature of		of Class A	of Class B	of Total
	Shares	Beneficial		Common	Common	Voting
Name	Owned	Ownership		Stock(+)	Stock(+)	Power(+)

Directors and Executive Officers
Ivor Evans	Class B	0	(7)	—	*	*
Paul Fulchino	Class B	0	(8)	—	*	*
Richard Gephardt	Class B	51,503	(9)	—	*	*
Robert Johnson	Class B	0	(10)	—	*	*
Ronald Kadish	Class B	0	(11)	—	*	*
Cornelius (Connie Mack)	Class B	0	(12)	—	*	*
McGillicuddy, III
Seth Mersky	Class B	68,789	(13)	—	*	*
Francis Raborn	Class B	19,314	(14)	—	*	*
Jeffrey L. Turner	Class B	149,506	(15)	—	*	*
Nigel Wright	Class B	132,523	(16)	—	*	*
Ulrich (Rick) Schmidt	Class B	200,743	(17)	—	*	*
John Lewelling	Class B	51,371	(18)	—	*	*
Ronald C. Brunton	Class B	76,007	(19)	—	*	*
Janet S. Nicolson	Class B	34,247	(20)	—	*	*
All directors and executive officers as a group (20 persons)	Class B	986,052		—	1.5%	1.4%

*	Represents beneficial ownership of less than 1%.

(+)	Class A Common stock has one vote per share. Class B Common stock has ten votes per share. Each outstanding share of Class B Common stock is convertible at any time after vesting, at the option of the stockholder, into one share of Class A Common stock.

(1)	Includes the following: (i) shares of Class B Common stock held by Onex Partners LP; (ii) shares of Class B Common stock held by OAH Wind LLC; (iii) shares of Class B Common stock held by Wind EI II LLC; (iv) shares of Class B Common stock held by Onex U.S. Principals LP; and (v) shares of Class B Common stock held by Onex Spirit Co-Invest LP. Onex Corporation may be deemed to own beneficially the shares of Class B Common stock held by (a) Onex Partners LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) OAH Wind LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC; (c) Wind EI II LLC, through Onex Corporation’s ownership of Onex American Holdings II LLC which owns all of the voting power of Wind Executive Investco LLC, which owns all of the equity of Wind EI II LLC; (d) Onex U.S. Principals LP through Onex Corporation’s ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex U.S. Principals LP; and (e) Onex Spirit Co-Invest LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Spirit Co-Invest LP. Mr. Gerald W. Schwartz, the Chairman, President, and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such has voting and/or investment power with respect to, and accordingly may be deemed to own beneficially, all of the shares of the Company’s class B common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

(2)	All of the shares of Class B Common stock owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc., and Onex Corporation.

(3)	All of the shares of Class B Common stock owned by OAH Wind LLC may be deemed owned beneficially by each of Onex American Holdings Subco LLC, Onex American Holdings II LLC, and Onex Corporation.

(4)	All of the shares of Class B Common stock owned by Onex Spirit Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc., and Onex Corporation.

(5)	Information is based on a Schedule 13G filed by The Mutuelles AXA, as a group, acting as a parent holding company on January 10, 2007. AXA Financial, Inc. is a parent holding company. The group is composed of AXA Assurances I.A.R.D. Mutuelle, AXA Assurance vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA as a parent holding company. A majority of the shares reported are held by unaffiliated third-party client accounts managed by Alliance Capital Management, L.P., as investment advisor. Alliance Capital Management, L.P. is a majority-owned subsidiary of AXA Financial, Inc. Alliance Bernstein, a subsidiary, is deemed to have the sole power to dispose or direct the disposition of 7,301,425 shares and AXA Equitable Life Insurance Company is deemed to have the sole power to dispose or direct the disposition of 57,800 shares.

(6)	Information is based on a Schedule 13G filed by JGD Management Corp. on February 14, 2007. It reported 376,355 shares of Class A Common stock directly owned by York Capital Management, L.P. (“York Capital”); 1,374,267 shares of Class A Common stock directly owned by York Investment Limited (“York Investment”); 628,750 shares of Class A Common stock directly owned by York Select, L.P. (“York Select”); 621,250 shares of Class A Common stock directly owned by York Select Unit Trust (“York Select Trust”); 265,276 shares of Class A Common stock directly owned by York Global Value Partners, L.P.; 95,903 shares of Class A Common stock directly owned by York Enhanced Strategies Fund, LLC (“York Enhanced Strategies”); and 150,161 shares of Class A Common stock directly owned by certain other accounts (“Managed Accounts”). The general partners of York Capital, York Select, York Credit Opportunities, and York Global Value and the managers of York Investment, York Select Trust, and York Enhanced Strategies have delegated certain management and administrative duties of such funds to JGD. JGD also manages the Managed Accounts.

(7)	On December 15, 2005, Mr. Evans was granted an aggregate of 45,000 shares of restricted Class B Common stock. The restricted Class B Common stock vests upon certain liquidity events if certain performance criteria are met. Upon the occurrence of the Company’s initial public offering, which was consummated on November 27, 2006, 19,314 shares of restricted Class B Common stock vested. Mr. Evans sold 19,314 shares in connection with the public offering.

(8)	On December 15, 2005, Mr. Fulchino was granted an aggregate of 45,000 shares of restricted Class B Common stock. The restricted Class B Common stock vests upon certain liquidity events if certain performance criteria are met. Upon the occurrence of the Company’s initial public offering, which was consummated on November 27, 2006, 19,314 shares of restricted Class B Common stock vested. Mr. Fulchino sold 19,314 shares in connection with the public offering.

(9)	On December 15, 2005, Mr. Gephardt was granted an aggregate of 120,000 shares of restricted Class B Common stock—45,000 of which were for his service as a director and the remaining 75,000 pursuant to a consulting agreement with Mr. Gephardt in 2005. The restricted Class B Common stock vests upon certain liquidity events if certain performance criteria are met. Upon the occurrence of the Company’s initial public offering, which was consummated on November 27, 2006, 51,503 shares of restricted Class B Common stock vested.

(10)	On December 15, 2005, Mr. Johnson was granted an aggregate of 45,000 shares of restricted Class B Common stock. The restricted Class B Common stock vests upon certain liquidity events if certain performance criteria are met. Upon the occurrence of the Company’s initial public offering, which was consummated on November 27, 2006, 19,314 shares of restricted Class B Common stock vested. Mr. Johnson sold 19,314 shares in connection with the public offering.

(11)	On December 15, 2005, Mr. Kadish was granted an aggregate of 45,000 shares of restricted Class B Common stock. The restricted Class B Common stock vests upon certain liquidity events if certain performance criteria are met. Upon the occurrence of the Company’s initial public offering, which was consummated on November 27, 2006, 19,314 shares of restricted Class B Common stock vested. Mr. Kadish sold 19,314 shares in connection with the public offering.

(12)	On December 15, 2005, Mr. McGillicuddy was granted an aggregate of 45,000 shares of restricted Class B Common stock. The restricted Class B Common stock vests upon certain liquidity events if certain performance criteria are met. Upon the occurrence of the Company’s initial public offering, which was consummated on November 27, 2006, 19,314 shares of restricted Class B Common stock vested. Mr. McGillicuddy sold 19,314 shares in connection with the offering.

(13)	These shares include (i) a portion of the shares beneficially owned by Onex Partners LP, which may be deemed beneficially owned by Mr. Mersky by reason of his pecuniary interest in Onex Partners LP, (ii) a portion of the shares beneficially owned by Onex Spirit Co-Invest LP, which may be deemed beneficially owned by Mr. Mersky by reason of his pecuniary interest in Onex Spirit Co-Invest LP, and (iii) a portion of the shares beneficially owned by Onex U.S. Principals LP in which Mr. Mersky has acquired a pecuniary interest pursuant to Onex Corporation’s management incentive plans. Mr. Mersky disclaims beneficial ownership of the shares beneficially owned by Onex Partners L.P., Onex Spirit Co-Invest LP, and Onex U.S. Principals L.P.

(14)	On December 15, 2005, Mr. Raborn was granted an aggregate of 45,000 shares of restricted Class B Common stock. The restricted Class B Common stock vests upon certain liquidity events if certain performance criteria are met. Upon the occurrence of the Company’s initial public offering, which was consummated on November 27, 2006, 19,314 shares of restricted Class B Common stock vested.

(15)	An additional 29,373 shares of Class B Common stock will vest on February 22, 2008, if Mr. Turner continues to be employed by the Company at that time. On June 17, 2005 and August 1, 2005, Mr. Turner was granted an aggregate of 1,440,000 shares of restricted Class B Common stock. Of those shares, 821,966 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(16)	These shares include (i) a portion of the shares beneficially owned by Onex Partners LP, which may be deemed beneficially owned by Mr. Wright by reason of his pecuniary interest in Onex Partners LP, (ii) a portion of the shares beneficially owned by Onex Spirit Co-Invest LP, which may be deemed beneficially owned by Mr. Wright by reason of his pecuniary interest in Onex Spirit Co-Invest LP, and (iii) a portion of the shares beneficially owned by Wind EI II LLC, in which Mr. Wright has acquired a pecuniary interest pursuant to Onex Corporation’s management incentive plans. Mr. Wright disclaims beneficial ownership of the shares beneficially owned by Onex Partners LP, Onex Spirit Co-Invest LP, and Wind EI II LLC.

(17)	Represents shares of Class B Common stock owned by Ulrich Schmidt, as Trustee of the Ulrich Schmidt Revocable Trust, which may be deemed to be beneficially owned by Mr. Schmidt. An additional 19,292 shares of Class B Common stock will vest on February 22, 2008, if Mr. Schmidt continues to be employed by the Company at that time. On August 3, 2005, Mr. Schmidt was granted an aggregate of 1,200,000 shares of restricted Class B Common stock. Of those shares, 684,972 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(18)	An additional 12,546 shares of Class B Common stock will vest on February 22, 2008, if Mr. Lewelling continues to be employed by the Company at that time. On February 20, 2006, Mr. Lewelling was granted an aggregate of 360,000 shares of restricted Class B Common stock. Of those shares, 205,942 shares are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(19)	An additional 10,855 shares of Class B Common stock will vest on February 22, 2008, if Mr. Brunton continues to be employed by Spirit at that time. On July 18, 2005 Mr. Brunton was granted an aggregate of 360,000 shares of restricted Class B Common stock. Of those shares, 205,942 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(20)	On December 30, 2005, Ms. Nicolson was granted an aggregate of 240,000 shares of restricted Class B Common stock. Of those shares, 136,994 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers served during fiscal year 2006 or currently serves and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serves on the Company’s Board or Compensation Committee. Mr. Mersky was an executive officer of the Company until November 15, 2006, and currently serves on the Company’s Compensation Committee. Mr. Fulchino serves on the Company’s Compensation Committee and had a relationship that qualified as a related-party transaction. See “Certain Relationships and Related Transactions” concerning this relationship.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, or “Section 16(a),” requires that directors, executive officers, and persons who own more than ten percent of any registered class of a company’s equity securities, or “reporting persons,” file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Reporting persons holding Company stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of these reports, and written representations from such reporting persons, the Company believes that, except as follows, all filings required to be made by reporting persons of Company stock were timely filed for the year ended December 31, 2006, in accordance with Section 16(a).

Mr. Raborn, one of our directors, failed to timely file a Form 3 with respect to 19,314 shares of Class B Common stock, which vested upon the Company’s initial public offering. This transaction was reported on a Form 3 filed on December 5, 2006, and a Form 4 filed on December 5, 2006. In addition, Messrs. Ronald C. Brunton, Richard Buchanan, Donald R. Carlisle, Michael G. King, Ulrich (Rick) Schmidt, Jeffrey L. Turner, H. David Walker, and Ms. Gloria Farha Flentje, all of whom are executive officers of the Company, failed to timely file Forms 3 with respect to 24,636, 12,642, 12,600, 12,159, 29,505, 74,550, 15,651, and 9,108 shares of Class B Common stock, respectively. These transactions were reported on amendments to Form 3, filed on December 21, 2006.

EXECUTIVE AND DIRECTOR COMPENSATION

With respect to compensation of the Company’s executive officers, the Company’s Compensation Committee is responsible for developing and modifying, as appropriate, a competitive compensation philosophy and strategy, which includes making recommendations to the Board concerning equity incentive compensation plans, administering incentive compensation plans, and the granting of awards under such plans. The Compensation Committee reviews and approves the goals and objectives for compensation of the Company’s chief executive officer and reviews with the Company’s chief executive officer and approves the evaluation process and compensation structure for the Company’s other officers. The Compensation Committee reviews benefit plans and perquisites and other similar arrangements between the Company and its executive officers. The Compensation Committee approves the annual salary, bonus, incentive, and equity compensation for the Company’s chief executive officer and other executive officers. With respect to compensation of the Company’s non-employee directors, the Compensation Committee reviews and recommends to the Board for its approval all compensation, but no member of the Compensation Committee may act to fix his or her own compensation except as uniformly applied to all of the Company’s non-employee directors. Because the Company is relatively new, the Compensation Committee continues to examine existing and new compensation programs and objectives to ensure that the Company’s compensation philosophy and objectives are maintained.

The Compensation Committee may delegate any of its responsibilities to a subcommittee, provided that the subcommittee is composed exclusively of members of the Compensation Committee and the subcommittee presents its decisions to the full Compensation Committee at its scheduled meetings.

In establishing the overall philosophy and strategy of executive officer and director compensation, the Compensation Committee takes into consideration the counsel and recommendations of the Company’s chief executive officer, chief financial officer, and senior vice president of human resources, in addition to recommendations of other members of the Board. The Compensation Committee recommends to the full Board the performance goals and objectives of all of the executive officers. In setting the chief executive officer’s compensation, the Compensation Committee annually evaluates his performance under the goals and objectives established by the Board, evaluates the chief executive officer’s self-evaluation, and makes a recommendation to the full Board. The Compensation Committee reviews the compensation recommendations of the Company’s chief executive officer with respect to other officers of the Company and evaluates the performance of the Company’s executive officers. The Compensation Committee has annually approved a pool which is developed through a formula and recommended by the Company’s chief executive officer to award as discretionary cash bonuses to employees of the Company and its subsidiaries, including executive officers. The Compensation Committee must approve all bonuses granted. The Compensation Committee decides, in its sole discretion, whether to award the chief executive officer an annual, discretionary bonus and makes its recommendation to the Board for approval. The Company’s other executive officers do not play a role in their own compensation determinations, other than performance of self-evaluations and discussing individual performance objectives and results with the chief executive officer.

The Company has utilized the services of Towers Perrin to provide annual executive compensation benchmarking services. This information is used by the Compensation Committee in establishing executive officers’ base salaries and target goals for compensation plan awards. The Company’s human resources department also has a compensation co-sourcing arrangement with Mercer Human Resources Consulting, which allows them to obtain industry intelligence on compensation from a wide variety of sources for day-to-day executive recruitment requirements. Towers Perrin and Mercer Human Resources Consulting are engaged by the Company’s management, with the prior and on-going approval of the Compensation Committee. These consultants coordinate with the Company’s human resources department on a day-to-day basis, but their ultimate responsibility is to the Compensation Committee. The Company does not currently use the services of any other compensation consultants in matters affecting executive officer and director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of other compensation consultants.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses and analyzes the Company’s compensation program and policies, the material components that comprise executive and director compensation, the material factors considered in making compensation decisions, and the material decisions the Company has made under its compensation program and policies. The series of tables following this Compensation Discussion and Analysis provides more detailed information concerning compensation earned or paid in fiscal year 2006 for the Company’s non-management directors and the following individuals (the “named executive officers”):

•	Jeffrey L. Turner, President and Chief Executive Officer

•	Ulrich (Rick) Schmidt, Executive Vice President and Chief Financial Officer

•	Ronald C. Brunton, Executive Vice President and Chief Operating Officer

•	John Lewelling, Senior Vice President, Strategy and Information Technology

•	Janet S. Nicolson, Senior Vice President of Human Resources

As of March 5, 2007, Ms. Nicolson is no longer affiliated with the Company.

In 2005, the Compensation Committee of Spirit, which consisted of the whole board of directors of Spirit except for the chief executive officer, established the compensation arrangements for the executive officers, including the named executive officers, for fiscal year 2006.

General Philosophy and Objectives

The Board has established a Compensation Committee to carry out the Board’s overall responsibility relating to compensation of the Company’s officers. The Committee’s philosophy and primary objectives in establishing compensation policies for the Company’s executive officers are to:

•	Attract, retain, and motivate highly qualified executive officers by offering total compensation that is competitive with that offered by similarly situated companies and that maintains a substantial portion of total compensation at-risk;

•	Provide differentiated compensation levels to reflect differing performance levels among our executive officers;

•	Promote and reward the achievement of the Company’s short and long-term objectives that the Board and management believe will lead to sustained profitability and long-term growth in stockholder value through the incorporation of measurable performance objectives into the compensation arrangement; and

•	Align the interests of executive officers with those of the Company’s stockholders by tying executive compensation to stockholder return and value and causing a significant amount of executive compensation to be at-risk.

Implementing the Philosophy and Objectives

Principal Components of Executive Compensation

The Compensation Committee believes that the Company’s executive compensation philosophy and objectives should consist of base salary, annual cash and stock incentives, special discretionary awards, and longer-term equity incentives. The Compensation Committee also believes that overall executive compensation should be designed, in the aggregate, to be competitive with comparable companies, to reward effective execution of Company goals and the individual objectives set for executive officers, and to recognize exceptional performance and results. Because the Company is relatively new, the Compensation Committee continues to examine existing and new compensation programs and objectives to ensure that the Company’s compensation philosophy and objectives are maintained.

Mix of Compensation Components

Executive compensation is based on the Company’s pay-at-risk philosophy, which provides the executive officer with the opportunity to earn in excess of the amount paid in the market for similar positions when exceeding the achievement of both shorter-term performance objectives and longer-term stockholder value while maintaining fixed compensation below similar amounts paid in the market. To this end, a substantial portion of the Company’s executive officers’ annual and long-term compensation is at-risk as it is based on Company and/or individual performance. The portion of compensation at-risk increases with the executive officer’s position level and impact. This provides significantly more upside potential and downside risk for more senior positions because these roles have greater influence on the performance of the Company as a whole.

Role of Compensation Consultants

As noted above, the Compensation Committee considered information provided by Towers Perrin to the Company in determining competitive levels of incentives and compensation to attract executive talent and retain the Company’s executive officers. For 2006 base salary comparisons, the Compensation Committee considered portions of the Towers Perrin Executive Compensation Database (Aerospace/Automobile) and other national, proprietary compensation surveys. The Committee was also provided references to broader, general industry market data for select industries when available. For 2006 annual incentive award targets, the Committee considered information collected from the 2005 Towers Perrin General Industry Executive Compensation Database for companies with sales between $1 and $3 billion.

Timing of Compensation

With the exception of significant promotions and new hires, base salaries generally are determined and incentive awards are made at the first meeting of the Compensation Committee each year following the availability of the financial results for the prior year. The 2005 incentive cash and restricted stock awards (the value of which is disclosed in the “2005 Annual Incentive Targets and Awards Paid in 2006” table below) were confirmed by the Board in February 2006. The 2006 incentive cash and restricted stock awards (the value of which is disclosed in the “2006 Annual Incentive Targets and Awards Paid in 2007” table below) were confirmed by the Board in February 2007. This timing was selected because it enables the Committee to consider the Company’s prior year performance and the named executive officers’ and the Company’s expectations for the next year. The 2005 incentive cash and restricted stock awards were granted eleven days following the Compensation Committee’s meeting in February 2006. The 2006 incentive restricted stock awards were granted seventeen days following the Compensation Committee’s meeting in February 2007. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of a company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). For compensation reported in fiscal year 2006, the grants of stock and the payments of incentive cash awards were designed to satisfy the IRS requirements for deductible compensation.

Upon its inception, the Company adopted SFAS No. 123(R), Share-Based Payment, which generally requires companies to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value and to recognize this cost over the requisite service period or immediately if there is no service period or other performance requirements. The notes to the Company’s consolidated financial statements, included in its Annual Report on Form 10-K for 2006 filed with the SEC, contains further information concerning the Company’s policies with respect to SFAS No. 123(R).

Elements Used to Achieve the Philosophy and Objectives

Annual Compensation

The named executive officers receive two forms of annual compensation — base salary and annual incentive awards. The levels of base salary and annual incentive awards for the named executive officers are established annually in relation to the competitive market for executives in comparable positions and the totals of these two components are targeted at the “market value” for those positions. To determine the competitive market value for executive positions, the Compensation Committee considers a variety of compensation data provided from nationally-recognized independent executive compensation surveys. The Compensation Committee sets both base salary and annual incentive awards of the Company’s executive officers to establish an aggregate mix at the median levels of compensation for executive positions at the companies included in the compensation surveys used. For 2006 compensation, the Compensation Committee examined median market compensation levels for 2005 and updated those levels to a common date of January 1, 2006, using an annual adjustment factor of 4.0%.

Base Salaries

Generally, the Compensation Committee seeks to fix base salaries for executive officers at a level that is slightly below market value. When compared with other aspects of annual compensation, this results in placing a larger portion of the executive officers’ annual compensation at-risk.

Annual Incentive Awards

Short-Term Incentive Plan (STIP). Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that is below market value when personal and Company performance goals are not met, approximates market value upon achievement of targeted personal and Company performance levels, and exceeds market value upon achievement in excess of targeted personal and Company performance levels. Each year the Compensation Committee sets pre-established performance objectives, targeted achievement levels, and weightings to be used for the annual incentive award determination. Each executive officer has a targeted annual incentive award based on the position level and the market value, expressed as a percentage of base salary.

For the 2005 cash and restricted stock awards (reported in the “2005 Annual Incentive Targets and Awards Paid in 2006” table, the “Summary Compensation Table,” and the “Grants of Plan-Based Awards” table below), the Compensation Committee set performance goals by examining three primary factors: (1) earnings before interest and taxes (EBIT), (2) average net assets (total current assets; less cash; plus total property, plant, and equipment; less total current liabilities), and (3) personal goals. For the 2006 cash and restricted stock awards (reported in the “2006 Annual Incentive Targets and Awards Paid in 2007” table, the “Summary Compensation Table,” and the “Grants of Plan-Based Awards” table below), the Compensation Committee set performance goals by examining four primary factors: (1) earnings before income tax (EBIT) less research and development spending on the Boeing 787 program, (2) free cash flow (cash flow from operations less capital expenditures) less capital expenditures for the Boeing 787 program, the Company’s spending related to the Boeing 787 program (research and development, capital expenditures, and (3) capitalized development), and (4) personal goals. In assessing Company performance against objectives following the close of each year, the Compensation Committee considers actual results against the specific budgetary objectives and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Compensation Committee then determines the percent of the target award that will be paid to each executive officer for the Company performance component of the annual incentive based on its overall assessment of Company performance. Although the established target goals and the factors stated above were the primary factors used by the Compensation Committee in establishing the 2005 restricted stock incentive award and 2006 cash incentive award, respectively, the Compensation Committee reserves the right to establish different performance goals each year and to take into consideration any other factors it may choose in making actual cash and restricted stock grants. This allows the Compensation Committee flexibility to take into consideration unforeseen or extraordinary circumstances and, therefore, increase or decrease actual grants accordingly. Although the Compensation Committee has never exercised this discretion, examples of factors it could consider include taking advantage of unforeseen opportunities that increase Company performance and stockholder value on one hand, and manipulation of the Company’s financial statements, or violation of the Company’s corporate governance or ethical policies on the other. Because the Compensation Committee retains full discretion with respect to annual incentive awards and because of the Company’s adoption of SFAS No. 123(R), the stock portion of these awards is not deemed granted for financial accounting reporting purposes until the date that the Compensation Committee confirms the actual award has been earned, which was in February 2006 for 2005 performance and in February 2007 for 2006 performance.

The actual Company financial performance for 2005 based on the three factors (EBIT, average net assets, and personal goals) exceeded the pre-established performance targets for the named executive officers. For 2005, the Compensation Committee and the Board weighted the three factors with EBIT being 65%, average net assets 25%, and personal goals 10%. Subject to the Board’s discretion, the possible payout range was from 0 for poor performance to 100% for target performance to a maximum of 200% for exceeding target performance. The financial results for 2005 corresponded to a payout of 200% in accordance with the schedule pre-determined by the Compensation Committee, and the Compensation Committee granted awards for the named executive officers consistent with that schedule.

The actual Company financial performance for 2006 based on the four factors (EBIT, free cash flow, Boeing 787 spending, and personal goals) exceeded the pre-established performance targets for the named executive officers. For 2006, the Compensation Committee and the Board weighted the four factors with EBIT being 50%, free cash flow 20%, Boeing 787 spending 20%, and personal goals 10%. Subject to the Board’s discretion, the possible payout range was from 0 for poor performance, to 100% for target performance to a maximum of 200% for exceeding target performance. The financial results for 2006 corresponded to a payout of 170% in accordance with the schedule pre-determined by the Compensation Committee, and the Compensation Committee granted awards for the named executive officers consistent with that schedule.

Except with regard to the Company’s chief executive officer, whose employment agreement with the Company requires that annual awards be paid 50% in cash and 50% in restricted stock, annual incentive awards are generally payable 50% in cash and 50% in restricted stock, at the discretion of the Compensation Committee. For the 2005 and 2006 awards the payment was approved at 50% cash and 50% restricted stock for all of the named executive officers. The awards are denominated in dollars and the restricted stock portion is converted into actual shares based on fair market value of the Company’s common stock. For the 2005 awards that were paid in 2006 prior to the date of the Company’s initial public offering, the fair market value was determined by the Board. The actual number of stock awards paid in 2006 can be seen on the “Outstanding Equity Awards at End of Fiscal Year 2006” table below. For the 2006 awards that were paid in 2007, the fair market value was set by the Board to be the average of the opening and closing value of the Class A Common stock traded three days after the Company’s quarterly earnings announcement. The 2005 STIP award was confirmed by the Board on February 17, 2006. The 2006 STIP award was confirmed by the Board on February 6, 2007. Under the STIP, the stock portion of the award vests upon completion of one year of service following the date of the award. If a participant ceases to be employed after an award, but prior to vesting, the stock portion of the award is forfeited in total. This risk of forfeiture helps satisfy the Company’s goal of retaining executive talent and better assures that the long-term interests of the Company’s executive officers are closely tied to the return and value provided to the Company’s stockholders. The 2005 STIP stock award vested on February 17, 2007.

Two of the named executive officers were participants in the Company’s STIP plan in 2006 for 2005 performance. Mr. Turner was a participant in the Company’s LTIP plan in 2006 for 2005 performance, as described below. The following table shows the threshold, target, and maximum cash and stock awards possible for the individual objectives and the actual compensation received by each of the named executive officers under the 2005 STIP and LTIP, as applicable, paid in 2006:

		2005 Annual Incentive Targets and Awards Paid in 2006
		Estimated Cash Award Payouts			Estimated Stock Award Payouts			Actual Awards
	Division
	of Cash/
	Stock	Threshold	Target	Maximum	Threshold	Target	Maximum	Cash		Stock
Name	(%)	($)	($)	($)	($)	($)	($)	($)		($)

Jeffrey L. Turner	50/50	105,360	526,800	1,053,600	105,360	526,800	1,053,600	571,542	(1)	571,542	(1)
Ulrich (Rick) Schmidt	50/50	69,200	346,000	692,000	69,200	346,000	692,000	226,210	(2)	226,210	(2)
Ronald C. Brunton	50/50	40,000	200,000	400,000	40,000	200,000	400,000	188,887	(1)	188,887	(1)
John Lewelling	—	—	—	—	—	—	—	—	(3)	—	(3)
Janet S. Nicolson	—	—	—	—	—	—	—	—	(3)	—	(3)

(1)	Awards for Mr. Turner and Mr. Brunton were pro rated based on the 6.5 months the Company was in operation in 2005.

(2)	Awards for Mr. Schmidt were prorated based on his 138 days of employment with Spirit in 2005.

(3)	Named executive officers were not participants for the STIP grants for 2005 awarded in 2006.

The following table shows the threshold, target, and maximum cash and stock awards possible for the individual objectives and the actual compensation received by each of the named executive officers under the 2006 STIP paid in 2007:

		2006 Annual Incentive Targets and Awards Paid in 2007
		Estimated Cash Award Payouts			Estimated Stock Award Payouts			Actual Awards
	Division
	of Cash/
	Stock	Threshold	Target	Maximum	Threshold	Target	Maximum	Cash(1)	Stock(2)
Name	(%)	($)	($)	($)	($)	($)	($)	($)	($)

Jeffrey L. Turner	50/50	105,360	526,800	1,053,600	105,360	526,800	1,053,600	895,560	895,560
Ulrich (Rick) Schmidt	50/50	69,200	346,000	692,000	69,200	346,000	692,000	588,200	588,200
Ronald C. Brunton	50/50	40,000	200,000	400,000	40,000	200,000	400,000	330,953	330,953
John Lewelling	50/50	45,000	225,000	450,000	45,000	225,000	450,000	382,500	382,500
Janet S. Nicolson	50/50	30,000	150,000	300,000	30,000	150,000	300,000	255,000	255,000

(1)	The “Grants of Plan-Based Awards for Fiscal Year 2006” table below shows the threshold, target, and maximum cash and stock awards possible for each of the named executive officers under the 2006 STIP to be paid in 2007.

(2)	STIP restricted stock awards are subject to one year of continued service.

Long-Term, Equity-Based Incentive Compensation

The Company believes that long-term, equity-based incentive compensation is an important component of the Company’s compensation philosophy because it has the effect of retaining executive officers, aligning executive officers’ financial interests with the interests of the Company’s stockholders, and rewarding the achievement of the Company’s long-term strategic goals. Payment of long-term incentive awards is based on Company performance and is targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. In addition to the vesting component of the Company’s STIP plan, the Company’s primary longer-term, equity-based program for existing executive officers is its Executive Incentive Plan (“EIP”).

Executive Incentive Plan (EIP). The EIP was introduced following the beginning of operations of the Company’s wholly-owned subsidiary, Spirit, on June 17, 2005, to provide an opportunity for key executive officers to acquire an equity interest in the Company, as a way to ensure that key executive officers would remain with the newly formed Company, and to attract key executive officers to the new Company. The equity interest is comprised of two principal components: purchase of restricted Company stock and granting of restricted Company stock, with certain restrictions and conditions on the granted stock as set forth in the plan documents.

Participants in the EIP purchased shares of restricted Company stock with cash and/or traded the transferred, frozen value of their Boeing SERP (non-qualified supplemental employee retirement plan) for phantom shares of Company stock. The EIP provides for up to a four-to-one match on the participant’s stock investment. Matching grants vest upon certain liquidity events specified under the plan in which entities affiliated with Onex, the Company’s largest stockholder group, liquidate a portion of their investment in the Company. Upon such a liquidity event, recipients may receive an interest in all or a portion of the shares granted to them, which portion will be determined pursuant to a formula (the “EIP Vesting Formula”) based on the portion of the Onex entities’ investment liquidated, the return on the Onex entities’ investment, and the recipient’s period of service with Spirit if no longer employed with Spirit. If the liquidity event is a change in control (as defined in the plan), recipients may receive an interest in all remaining shares granted to them. In addition, recipients may receive an interest in granted shares on June 16, 2015, if no change in control has occurred by then. Because it was a plan established to retain key executive officers at the time of the formation of the Company and initially to attract additional key executive officers, the EIP was closed to participation shortly after the acquisition of Spirit Europe, a wholly-owned subsidiary of the Company. EIP participants are a “defined” group with no new entrants.

The Company completed an initial public offering in November 2006 that resulted in a partial vesting, approximately 43%, of the EIP matching stock granted by the Company to the named executive officers. As a result of the returns earned by the Onex entities in the initial public offering, the element of the EIP Vesting Formula based on the return realized on the Onex entities’ investment will be satisfied at the highest level for all subsequent liquidity events, assuming no additional investment in the Company is made by the Onex Entities and subject to the right of the Compensation Committee to exercise discretion as to whether the return on investment capital requirement of the EIP is satisfied. Details of resultant payouts can be found in the “Summary Compensation Table for Fiscal Year 2006” and “Option Exercises and Stock Vested for Fiscal Year 2006” table below.

Long-Term Incentive Plan (LTIP). The Company’s other long-term equity incentive plan (“LTIP”) was introduced during 2006 for a stock award for the Company’s chief executive officer. In most respects, the LTIP operates in the same manner as the STIP. The Company’s chief executive officer did not receive a grant under the STIP in 2006 for his 2005 performance. In 2006, the chief executive officer received restricted stock awards under the LTIP and cash awards under the Company’s Cash Incentive Plan for his 2005 performance. By action of the Board, the chief executive officer became a participant in the STIP for awards granted in 2007 for 2006 performance and no longer is a participant in the LTIP and the Cash Incentive Plan for the awards granted in 2007 for 2006 performance and beyond. The Board has determined that it was appropriate for the chief executive officer instead to participate in the same stock award plan as the other executive officers who also participate in the EIP. Although the LTIP was created for grants of stock awards to the Company’s chief executive officer, it is now being used for stock awards for officers of the Company, other than the named executive officers. Going forward, the LTIP will be an important component of compensation for those executive officers who are not participants in the EIP and will be used to provide long-term, equity-based incentive compensation in keeping with the Company’s executive compensation philosophy for newly appointed and newly hired executive officers.

Special Discretionary Award

In order to recognize outstanding performance and contribution toward achievement of the Company’s goals, executive officers may have the opportunity to earn an additional cash award for significant individual performance. If, in the sole discretion of the Compensation Committee upon consultation with the chief executive officer, the Company meets its Company-wide target performance, executive officer discretionary awards are made from a pool equal to 25% of the total executive officer payroll. If, in the sole discretion of the Compensation Committee upon consultation with the chief executive officer, the Company achieves outstanding performance, the executive officer discretionary awards are made from a pool equal to 50% of the total executive officer payroll. For the discretionary award awarded in 2006 for 2005 performance, the Compensation Committee approved executive officer discretionary awards from a pool of 50% of the total executive officer payroll. For the discretionary award awarded in 2007 for 2006 performance, the Compensation Committee approved executive officer discretionary awards from a pool of approximately 35% of the total executive officer payroll.

Individual executive officer discretionary awards are made based upon the recommendation of the Company’s chief executive officer and approved by the Compensation Committee. The Compensation Committee separately reviews the chief executive officer’s performance to determine whether any discretionary award for the chief executive officer is appropriate and makes the award. Potential awards are intended to be significant enough to further motivate the recipient and be tied to the impact of specific individual achievements and outstanding results that further the Company’s objectives. There is no restriction on the factors that the chief executive officer and/or the Compensation Committee may consider.

Executive officers who contributed significant individual performance for 2005 received special discretionary cash awards on February 17, 2006. The discretionary awards granted to the named executive officers in 2006 are listed in the “Summary Compensation Table for Fiscal Year 2006” below.

Other Compensation Elements

Payments for Executive Recruitment. The Company seeks to obtain some of the most highly qualified executive talent in a highly competitive industry. Because the Company has only recently been formed, it has not had the opportunity to grow executive talent in-house. As such, the Company must seek to attract executive talent from other companies, including competitors of the Company, who have proven records of skill and performance. To satisfy the Company’s goal of attracting highly qualified executive talent, the Compensation Committee strongly believes that the initial compensation package provided to the executive officer must be significant enough to cause the executive officer to leave their current employment in which they may have significant tenure and significant value tied to long-term incentive and other compensation arrangements—most of which would be forfeited upon joining the Company.

Therefore, the Company has structured a variety of compensation arrangements and approved payments to recruit executive talent. Several of these compensation arrangements provided for the transfer of equivalent benefits that several of our executive officers enjoyed while they worked for Boeing. See the discussion accompanying the “Nonqualified Deferred Compensation and Pension Plan” table below. In other cases, the Compensation Committee has approved cash payments designed to compensate individual executive officers for compensation that they would forgo by leaving their current employers. For the named executive officers, those payments for 2006 are listed in the “Summary Compensation Table for Fiscal Year 2006” below. Payments designed to compensate for forgone salary and general benefits are listed under the “All Other Compensation” column of that table, and payments designed to compensate for forgone bonuses are listed under the “Bonus” column of that table. The Compensation Committee believes that its decision to adopt those compensation arrangements and approve those payments was reasonable and necessary to achieve overall Company goals and was consistent with the Company’s compensation philosophy.

Perquisites and Personal Benefits. Perquisites and other benefits represent a small part of the overall compensation package for the Company’s executive officers, and are offered only after consideration of business need. The Compensation Committee annually reviews the perquisites and other personal benefits that are provided to executive officers. For 2006, the primary perquisites and personal benefits were private use of aircraft and other travel expenses, Company-provided automobiles, relocation expenses, and club memberships. Certain country club memberships are maintained by the Company for the purpose of business entertainment which memberships, by club rules, are in the executive officers’ names. When such memberships are used exclusively for Company business purposes, it is the Company’s policy not to attribute the cost of such memberships to the executive officer as personal income. When such memberships are also used for personal reasons, the value of the membership is attributed to the executive officer as additional income. For 2006, the Company authorized two club memberships—one each to the Company’s chief executive officer and chief financial officer. For 2006, Mr. Turner did not make personal use of his club membership and Mr. Schmidt did make personal use of his club membership. The amount attributed to Mr. Schmidt is shown in the “Summary Compensation Table for Fiscal Year 2006” below.

Nonqualified Deferred Compensation and Pension Plan. The Company adopted a supplemental executive retirement plan (“SERP”) in connection with the Boeing Acquisition. The SERP is intended to provide incentive and deferred compensation benefits to those of the Company’s executive officers and certain other members of management that previously participated in Boeing’s Supplemental Executive Retirement Plan for Employees of Boeing, or Boeing’s SERP, prior to the Boeing Acquisition. Also in connection with the Boeing Acquisition, the Company adopted the Pension Value Plan (“PVP”) for those former employees of Boeing who did not retire from Boeing by August 1, 2005. The PVP allowed the transfer of pension values from Boeing pension plans. The PVP is fully paid for by the Company and employees are vested after reaching five years of service. See the benefit numbers for the named executive officers in the “Pension Benefits” table below and the additional narrative following that table describing the PVP and other retirement benefits. These plans satisfy the Company’s objectives of attracting and retaining well-qualified employees and executive officers and are consistent with the Company’s compensation philosophy.

Other Benefits. The Company provides its executive officers, including the named executive officers, benefits under its plans provided to all other salaried, non-union employees, including medical and dental insurance and tax-qualified deferred compensation participation and matching (the Company’s 401(k) plan). These benefits are important for retaining the Company’s executive officers and enhancing their compensation through tax excluded or tax deferred vehicles. Company contributions to the Company’s 401(k) plan on behalf of the named executive officers are described in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Year 2006” below.

Compensation in Connection with Termination of Employment and Change-In-Control

The Company does not maintain any programs of broad application specifically designed to provide compensation in connection with the termination of employment or a change in control of the Company. The Company’s view toward creating sustainable growth and long-term stockholder value has been deemed best served by encouraging the attraction and retention of high quality executive officers through performance-based incentives without overemphasizing compensation at terminal events, such as termination or change in control.

Compensation practices in connection with termination of employment generally have been designed on a case-by-case basis as the Compensation Committee deems necessary to achieve the Company’s goal of attracting highly-qualified executive talent. The Company recognizes that an appropriate incentive in attracting talent is to provide reasonable protection against loss of income in the event the employment relationship terminates without fault of the employee. Thus, certain arrangements providing termination compensation have been implemented through individual employment agreements in the form of salary and benefit continuation for a moderate period of time following involuntary termination of an executive officer’s employment. Individual severance arrangements also have been entered into at the time of termination of employment, taking into account the specific facts and circumstances surrounding termination, including other compensation available at such time.

To the extent Company compensation arrangements provide for a payment or earning event in connection with a change in control, the intent generally has been to reward employees for the long-term performance that culminates in the change in control event and to provide that reward at a time of sufficient liquidity (when value also is being returned to stockholders). The Company’s EIP, for example, is designed to encourage long-term performance by deferring the vesting of awards until the occurrence of a liquidity event (including a change in control), but even then only to the extent objective performance goals are obtained. Similarly, payment of value attributable to phantom stock investments under the Company’s Supplemental Executive Retirement Plan is deferred until a liquidity event occurs and is then made at the earliest time permitted in accordance with applicable income tax rules (generally the earlier of a separation from service or a qualifying change in control).

No arrangements providing for a payment or earning event in connection with a change in control are designed to require a “double trigger” (a combination of a change in control with some other event, such as a separation from employment or change in responsibilities) in order to realize value (except to the extent applicable income tax rules require deferral of payment to termination of employment). The Company is of the view that its management and workforce in place add materially to the value of its business as a going concern, and that value may be impaired if employees are encouraged to leave the company in order to realize value. It is recognized, however, that this may make employees vulnerable. Thus, compensation arrangements have been designed to strike a balance between encouraging retention and providing appropriate protection. The Company’s EIP, for example, which takes an employees’ years of service with the Company into account in determining vesting upon a liquidity event, provides full service credit for employees that continue their employment through the date of a liquidity event (even if full credit has not yet been earned), thereby providing an incentive to remain employed through the date of the liquidity event (which might be a change in control). The EIP also provides an acceleration of credited service (to the extent not yet earned) in the event employment is involuntarily terminated (actually or constructively) following a change in control, thereby ensuring that an employee involuntarily terminated following a change in control is not adversely affected as to future liquidity events because the employee did not have a full opportunity to earn full service credit for vesting purposes.

Additional information regarding the Company’s practices in providing compensation in connection with termination of employment and change in control can be found under the heading “Potential Payments on Termination or Change-In-Control” below.

Compensation of Non-Management Directors

Non-management directors’ compensation is set by the Board at the recommendation of the Committee. In developing its recommendations, the Committee is guided by the following goals: compensation should fairly pay directors for work required in companies similar in size and scope to the Company; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

In 2005, the Board adopted a Director Stock Plan to provide certain non-employee directors of Spirit with the opportunity to acquire equity in the Company through grants of restricted shares of the Company’s Class B Common stock. Under the plan since inception, Spirit’s non-employee directors, who are also members of the Board, have received grants of an aggregate of 390,000 restricted shares. Similar to the Company’s EIP for executive officers, director recipients of restricted stock grants under the plan generally acquire an interest in these shares only upon certain liquidity events specified under the plan in which Onex liquidates a portion of their investment in the Company. If, upon such a liquidity event, the Onex entities have received a positive return on the portion of their investment in the Company that they have liquidated, recipients will receive an interest in a portion of restricted stock granted to them equal to the portion of Onex’s investment liquidated in the liquidity event. In addition, the remainder of the non-vested stock vests on the first date on which (1) the directors are no longer subject to restrictions on transfer pursuant to a written agreement with the Company or the underwriter(s) of a public offering and (2) Onex has received a positive return on its investment, taking into account both amounts received by Onex on account of shares and the value of shares which Onex continues to hold. Upon ceasing to serve as a director, a recipient will forfeit any restricted stock which was granted to him within the one year period prior to his ceasing to serve as a director and in which he has not before then acquired an interest. Former directors will also forfeit any restricted stock in which they have not acquired an interest within five years of ceasing to serve as a director. Because of their affiliation with Onex and the Company’s management arrangements with Onex (see “Certain Relationships and Related Transactions” above), Messrs. Mersky and Wright received no restricted stock grants from the Company. No grants of restricted stock were made to non-management directors in 2006.

As a result of the Company’s initial public offering, the directors acquired an interest in approximately 43% of the shares granted to them under the Director Stock Plan. The directors will acquire an interest in the remaining shares granted to them upon expiration or termination of the lockup agreement that they entered into with the underwriters of the Company’s initial public offering. The lockup agreement is scheduled to expire on or about May 19, 2007, subject to extension for up to 34 days in limited circumstances.

Non-management directors are paid an annual cash fee for general Board service and individual cash fees for attendance at certain meetings of committees of the Board and service as chairman of the Board or one of its committees. No additional or other compensation is paid to the Company’s management who are also members of the Board. All compensation paid to management directors is described in the executive compensation tables and narrative below. Fees earned or paid to non-management directors in 2006 are listed in the “Director Compensation for Fiscal Year 2006” table below and described in the narrative following that table. Occasionally, certain perquisites or personal benefits are provided to non-management directors under the same general standards as perquisites or personal benefits are provided to the Company’s executive officers.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of the Company’s executive compensation program. The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders.

Compensation Committee
Seth Mersky, Chairman
Paul Fulchino
Robert Johnson

Summary Compensation Table for Fiscal Year 2006

The following table presents information relating to total compensation of the named executive officers for the fiscal year ended December 31, 2006.

The column “Salary” discloses the amount of base salary paid to the named executive officer during the fiscal year. The column “Bonus” discloses discretionary bonuses paid to the named executive officers in 2006 and, as applicable, cash payments to recruit executive officers attributable to forgone bonuses reported from previous employers.

The column “Stock Awards” discloses the dollar amounts of stock awards recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with SFAS 123(R). For restricted stock, the SFAS 123(R) fair value ascribed to these equity awards for financial reporting purposes correlates to the fair value of our underlying equity using appraisals and valuations of the underlying assets and other data necessary to reasonably estimate such value on a per share basis at the various grant dates. The disclosed values are the 2006 portions of the Company’s expense, which is calculated ratably over the vesting period but without reduction for assumed forfeitures (as the Company does for financial reporting purposes). As noted under “Compensation Discussion and Analysis” above, although achievement of Company and individual performance goals is a significant factor in awards of cash and restricted stock, the Company’s Compensation Committee retains full discretion concerning the amount of the award and the proportion of cash and restricted stock for awards actually granted. As such, restricted stock grants under the Company’s EIP, STIP, and LTIP plans are not considered incentive compensation for financial reporting purposes. Stock awards under these plans related to 2005 performance are reported under the “Stock Award” column for 2006, when the Compensation Committee actually issued shares of restricted stock. Please also refer to the table “Grants of Plan-Based Awards for Fiscal Year 2006” below.

Awards of restricted stock under the STIP, and in the case of stock awards granted to Mr. Turner, under the LTIP, are subject to a one-year vesting period. Prior to vesting, the participant may not vote or receive dividends, although if any dividends are issued, they accrue to the benefit of the participant subject to vesting.

The column “Non-Equity Incentive Plan Compensation” discloses the dollar amount of cash awards under the STIP, the non-equity incentive plan applicable to the named executive officers for fiscal year 2006. All of the cash awards under the Company’s incentive plans are annual awards and the payments under those awards are made based upon the achievement of financial results and performance measured as of December 31 of each fiscal year; accordingly, the amount reported for the STIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year. The table below reflects STIP payouts for 2006, which ended on December 31, 2006, which correspond to payments made in 2007.

The column “Change in Pension Value and Nonqualified Deferred Compensation earnings,” discloses the sum of the dollar value of (1) the aggregate change in the actuarial present value of the named executive officers’ accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in 2006; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including benefits in defined contribution plans. Please also see the narratives associated with the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below.

The column “All Other Compensation” discloses the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes, if any;

•	any Company security purchased (through deferral of salary or bonus, or otherwise) at a discount from the market price of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of the Company;

•	amounts the Company paid or which became due related to termination, severance, or a change in control, if any;

•	the Company’s contributions to vested and unvested defined contribution plans;

•	any life insurance premiums the Company paid during the year for the benefit of a named executive officer; and

•	All other forms of compensation required to be reported but not reported in other columns of the “Summary Compensation Table for Fiscal Year 2006.” Disclosed here are cash payments to recruit named executive officers attributable to forgone compensation from previous employers.

The Company reports use of Company aircraft by the Company’s executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive officer’s duties. The amounts reported for perquisites and personal benefits are the Company’s actual cost.

								Change in
								Pension
							Non-	Value and
							Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation		All Other
Name and		Salary	Bonus		Awards(6)	Awards	Compensation	Earnings		Compensation		Total
Principal Position	Year	($)	($)		($)	($)	($)	($)		($)		($)

Jeffrey L. Turner,	2006	263,393	200,000	(1)	6,272,439	—	895,560	68,850	(7)	68,814	(8)	7,769,056
President & CEO
Ulrich (Rick) Schmidt,	2006	432,496	50,000	(2)	5,403,078	—	588,200	—		2,649,170	(9)	9,122,944
EVP & CFO
John Lewelling, SVP	2006	315,868	300,000	(3)	2,181,670	—	382,500	—		1,632,344	(10)	4,812,382
of Strategy & IT
Janet S. Nicolson,	2006	239,420	249,417	(4)	1,667,860	—	255,000	—		1,817,648	(11)	4,229,345
SVP of HR
Ronald C. Brunton,	2006	194,018	200,000	(5)	1,759,207	—	330,953	—		20,246	(12)	2,504,424
EVP & COO

(1)	Represents a discretionary bonus paid to Mr. Turner.

(2)	Represents a discretionary bonus paid to Mr. Schmidt.

(3)	Represents a one-time cash payment for a sign-on bonus paid to Mr. Lewelling.

(4)	Represents a one-time cash payment to Ms. Nicolson in lieu of reported forgone bonus from previous employer.

(5)	Represents a discretionary bonus paid to Mr. Brunton.

(6)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with SFAS 123(R), and includes amounts from awards granted in and prior to 2006. Additional information concerning the Company’s accounting for stock awards may be found in note 11 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for 2006.

(7)	$68,434 represents the aggregate change in the actuarial present value of Mr. Turner’s interest under the Company’s Pension Value Plan, and $416 represents the above-market earnings on Mr. Turner’s interest under the Company’s Deferred Compensation Plan.

(8)	Includes (a) $38,987 for a Company provided car, (b) $625 for personal use of Company aircraft, and (c) $29,202 for Company contributions to defined contribution plans.

(9)	Includes (a) $4,121 for country club dues, (b) $239,702 for relocation expenses, (c) $22,711 for Company contributions to defined contribution plans, and (d) $2,382,635 for a one-time payment in lieu of forgone executive compensation from prior employer.

(10)	Includes (a) $245,349 for relocation expenses, (b) $1,224,165 for compensation cost of purchase of stock from the Company at discount from fair market value, (c) $17,848 for Company contribution to defined contribution plans, and (d) $144,982 for payment of taxes for sign-on bonus.

(11)	Includes (a) $152,120 for relocation expenses, (b) $150 for an incidental recognition award, (c) $725,372 for compensation cost of purchase of stock from the Company at discount from fair market value, (d) $14,996 for Company contribution to defined contribution plans, (e) $26,250 for Company contribution to non-qualified deferred compensation plan, (f) $517,000 for a one-time cash payment in lieu of reported forgone executive compensation from previous employer, and (g) $381,760 for payment of taxes for foregone executive compensation and reported bonus for previous employer.

(12)	Includes $20,246 for Company contribution to defined contribution plans.

Grants of Plan-Based Awards for Fiscal Year 2006

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2006.

										All
								All		Other
								Other		Option
								Stock		Awards:		Grant
		Estimated Possible Payouts						Awards:		Number of	Exercise	Date Fair
		Under			Estimated Future Payouts			Number of		Securities	or Base	Value of
		Non-Equity Incentive Plan			Under			Shares of		Under-	Price of	Stock and
		Awards(1)			Equity Incentive Plan Awards(2)			Stocks		lying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)		(#)	($/Sh)	($)

Jeffrey L. Turner,	2/17/2006	—	—	—	105,360	526,800	1,053,600	—		—	—	1,256,012
President & CEO	N/A	105,360	526,800	1,053,600	—	—	—	—		—	—	N/A
Ulrich (Rick) Schmidt,	2/17/2006	—	—	—	69,200	346,000	692,000	—		—	—	497,098
EVP & CFO	N/A	69,200	346,000	692,000	—	—	—	—		—	—	N/A
John Lewelling,	2/20/2006	—	—	—	—	—	—	360,000	(3)	—	—	6,096,658
SVP of Strategy& IT	N/A	45,000	225,000	450,000	—	—	—	—		—	—	N/A
Janet S. Nicolson,	12/30/2005	—	—	—	—	—	—	240,000	(4)	—	—	3,701,488
SVP of HR	N/A	30,000	150,000	300,000	—	—	—	—		—	—	N/A
Ronald C. Brunton,	2/17/2006	—	—	—	40,000	200,000	400,000			—	—	415,065
EVP & COO	N/A	40,000	200,000	400,000	—	—	—	—		—	—	N/A

(1)	2006 STIP cash awards, paid in February 2007, were granted and earned in 2006. The actual cash awards for the named executive officers for 2006 is reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	The STIP restricted stock awards are denominated in dollars and then converted and paid in shares of Class B Common stock. Mr. Turner was granted 74,550 shares, Mr. Schmidt was granted 29,505 shares, and Mr. Brunton was granted 24,636 shares under the STIP in February 2006 for 2005 performance.

(3)	Represents matched shares granted by the Company under the EIP. On February 20, 2006, Mr. Lewelling purchased 90,000 shares of Class B Common stock and received 360,000 shares of Class B Common stock as a four-to-one match.

(4)	Represents matched shares granted by the Company under the EIP. On December 30, 2005, Ms. Nicolson purchased 60,000 shares of Class B Common stock and received 240,000 shares of Class B Common stock as a four-to-one match.

Outstanding Equity Awards at End of Fiscal Year 2006

The following table presents information concerning the number and value of unvested restricted stock grants under the Company’s STIP and EIP plans for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2006. The Company has granted no options or option-like awards of its securities.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
			Equity					of	Value of
			Incentive					Unearned	Unearned
			Plan					Shares,	Shares,
			Awards:				Market Value	Units or	Units or
	Number of	Number of	Number of			Number of	of Shares or	Other	Other
	Securities	Securities	Securities			Shares or	Units of	Rights	Rights
	Underlying	Underlying	Underlying	Option		Units of	Stock That	That	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Have Not	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Have Not	Vested(1)	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	($)	(#)	($)

Jeffrey L. Turner,	—	—	—	—	—	896,516	30,006,391	—	—
President & CEO
Ulrich (Rick) Schmidt,	—	—	—	—	—	714,477	23,913,545	—	—
EVP & CFO
John Lewelling, SVP	—	—	—	—	—	205,492	6,877,817	—	—
of Strategy & IT
Janet S. Nicolson,	—	—	—	—	—	136,994	4,585,189	—	—
SVP of HR
Ronald C. Brunton,	—	—	—	—	—	230,128	7,702,384	—	—
EVP & COO

(1)	Market value calculated by multiplying the number of shares by $33.47, the closing price per share of the Company’s Class A Common stock on the last trading day of the Company’s 2006 fiscal year. Upon vesting, shares of Class B Common stock are convertible into shares of Class A Common stock on a one-for-one basis.

Option Exercises and Stock Vested for Fiscal Year 2006

The following table presents information concerning the vesting of restricted stock for the named executive officers during the fiscal year ended December 31, 2006. The Company has granted no options or option-like awards of its securities.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Jeffrey L. Turner, President & CEO	—	—	618,034	16,068,884
Ulrich (Rick) Schmidt, EVP & CFO	—	—	515,028	13,390,728
John Lewelling, SVP of Strategy & IT	—	—	154,508	4,017,208
Janet S. Nicolson, SVP of HR	—	—	103,006	2,678,156
Ronald C. Brunton, EVP & COO	—	—	154,508	4,017,208

(1)	Each share of restricted stock awarded by the Company vested on November 27, 2006, at $26.00, the price paid by the public in the Company’s initial public offering.

Pension Benefits

The following table presents information concerning benefits received under the Company’s Pension Value Plan by the named executive officers during the fiscal year ended December 31, 2006.

		Number of		Present Value
		Years		of	Payment
		Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)	($)

Jeffrey L. Turner, President & CEO	Pension Value Plan	29.6715	(1)	784,939	0
Ulrich (Rick) Schmidt, EVP & CFO	—	—		—	—
John Lewelling, SVP of Strategy & IT	—	—		—	—
Janet S. Nicolson, SVP of HR	—	—		—	—
Ronald C. Brunton, EVP & COO	—	—		—	—

(1)	As reported by Boeing under the Boeing Previous Plan, and includes service with Boeing. See narrative below.

Effective June 17, 2005, pension assets and liabilities were spun-off from three of Boeing’s qualified plans (each, a “Prior Plan”) into four Spirit qualified plans for each Spirit employee who did not retire from Boeing by August 1, 2005. Each Prior Plan was frozen as of June 16, 2005, for future service credits and pay increases. Effective December 31, 2005, all four qualified plans were merged together into the Spirit AeroSystems Holdings, Inc. Pension Value Plan (“PVP”).

One of the named executive officers, the chief executive officer, is a participant in the PVP. Mr. Brunton retired from Boeing and is not a participant in the PVP. Benefits under the PVP applicable to this named executive officer are based upon a Prior Plan benefit plus a Cash Balance benefit. An actuarial determination of the Prior Plan benefit was completed by Boeing based on service and final average pay through December 31, 1998, and indexed for changes in base pay through June 16, 2005. The Prior Plan amounts are payable as a life annuity beginning at normal retirement (age 65), with the full benefit payable upon retirement on or after age 60. Under the Cash Balance benefit formula, employees received Benefit Credits based on their age at the end of each plan year through June 16, 2005. The annual Benefit Credit was a specified percentage of eligible pay, ranging from 3% at ages younger than 30 to 11% upon reaching age 50. Eligible pay included base pay and executive incentive pay, limited to the Internal Revenue Code Section 401(a)(17) limits. The Benefit Credits ceased upon freezing of the Prior Plan; however, employees continue to receive Interest Credits each year. The Interest Credits for each year are based on the 30-year Treasury Rate as of November of the prior year, with a minimum of 5.25% and maximum of 10%. The Cash Balance account is converted to a life annuity upon an active employee’s retirement using a factor of 11.

The PVP is fully paid for by the Company and employees are vested after reaching five years of service. Vesting service continues to accumulate after June 16, 2005, for continued employment. At least as early as November 30, 2006 (the end of the PVP’s fiscal year), Mr. Turner (32.4167 years for vesting) was fully vested in his benefit.

The normal retirement age under the Plan is 65. There are various early retirement ages allowed under the plan for the various benefits provided to employees. Mr. Turner is currently entitled to early retirement benefits. The Prior Plan benefit is reduced by 2% for each year that benefits commence prior to age 60. Mr. Turner is currently 55 years of age. Projected annual benefits payable upon retirement at age 60 are $81,199 for Mr. Turner. If he retires at age 65, the annual benefit amount is $86,776.

The calculations shown in the “Pension Benefits” table assume that the named executive officer elects a single life annuity form of payment. The present value determination is based on the RP 2000 Mortality Table projected to 2010 with white collar adjustment and a 5.75% interest rate. The Interest Credit rate used in the calculations is 5.25% for each future year. The present values were calculated assuming the named executive officer retires and commences receipt of benefits at age 60.

Spirit AeroSystems, Inc. also maintains the Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan (SERP), which provides supplemental, nonqualified retirement benefits to executives who (1) had their benefits transferred from a Boeing nonqualified plan to the SERP and (2) did not elect to convert their SERP benefit into phantom shares as of June 17, 2005. Benefits under this plan were also frozen as of the date of acquisition. There are no SERP annuity benefits payable in the future to the named executive officers.

Other Retirement Benefits

The Company sponsors the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan (RSP), a qualified plan covering certain eligible employees. Under the RSP, the Company makes a matching contribution of 75 percent of the employee’s contributions to a maximum 6 percent of compensation match based on employee contributions of 8 percent of compensation. Compensation for this plan is base pay, subject to compensation limits prescribed by the IRS. The matching contributions are immediately 100% vested.

Non-matching contributions, based on an employee’s age and vesting service, are made at the end of each calendar year for certain employee groups. Each named executive officer is eligible for these contributions for each year that he or she (1) is employed by the Company as of December 31 and (2) receives a year of vesting service. If age plus vesting service totals less than 60, employees receive 1.5% of base salary as a non-matching Company contribution; if age plus vesting service totals at least 60 but less than 80, employees receive 3% of base salary; and if age plus vesting service totals at least 80, employees receive a 4.5% of base salary contribution. These contributions are 50% vested at three years, 75% vested at four years, and 100% vested at five years of vesting service, which includes prior service with Boeing.

In addition, the Company contributes amounts for certain employees eligible for Transition Contributions. In general, employees who became Company employees on June 17, 2005, did not retire from Boeing, and had at least five years of vesting service as of that date are eligible for these Transition Contributions. Mr. Turner is the only named executive officer entitled to Transition Contributions. Transition Contributions are paid at the end of each calendar year for a number of years equal to the employee’s vesting service as of June 17, 2005, up to a maximum of 15 years. For vesting service from 5-9 years, the Transition Contribution is 1.5% of base salary per year; for 10-14 years, it is 2.5% of base salary per year; and for at least 15 years, it is 3.5% of base salary per year. These contributions become vested after five years of vesting service with the Company or upon reaching age 60, if earlier.

RSP matching contributions, non-matching contributions, and Transition Contributions are included in the “Summary Compensation Table for Fiscal Year 2006” above as a component of “All Other Compensation” for the eligible named executive officer.

Spirit makes post-retirement medical coverage available to all employees who retire from the Company at age 55 or later, provided they have at least 10 years of service. Employees pay the full cost of coverage for this benefit — there is no subsidy paid by the Company. For employees previously employed by Boeing who were hired as of June 17, 2005, by the Company, subsidized post-retirement medical coverage is provided upon early retirement after attaining age 62 with 10 years of service. Subject to paying the same employee premiums as an active employee, the early retiree may maintain their medical coverage until attainment of age 65. This subsidized coverage is available to Mr. Turner and Mr. Brunton, provided they retire from the Company on or after age 62.

Nonqualified Deferred Compensation

The following table presents information concerning each defined contribution or other plan of the Company that provides for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings in		Withdraws/	Balance at
	in Last FY	in Last FY	Last FY		Distributions	Last FYE
Name	($)	($)	($)		($)	($)

Jeffrey L. Turner, President & CEO	—	—	5,197		0	95,685
Ulrich (Rick) Schmidt, EVP & CFO	—	—	—		—	—
John Lewelling, SVP of Strategy & IT	—	—	—		—	—
Janet S. Nicolson, SVP of HR	—	26,250	0	(1)	0	26,250
Ronald C. Brunton, EVP & COO	—	—	—		—	—

(1)	Contribution for Ms. Nicolson was made effective on the last day of the 2006 fiscal year.

The Company also sponsors the Spirit AeroSystems Holdings Deferred Compensation Plan (“DCP”). This nonqualified plan allows eligible employees to defer receipt of a portion of their base salary or short-term incentive compensation. In addition, the DCP allows for discretionary contributions by the Company into a separate account in the DCP. Amounts deferred or contributed by the Company to employees’ accounts in the DCP are credited with a rate of return, determined annually prior to the fiscal year by the Company, which reflects the current yield on high-quality fixed income bonds (Moody’s AA bond index has been used as the basis for determination of this rate). For 2006, the interest crediting rate was 5.75%. Accumulated amounts are payable to the participant in either a lump sum or installments upon separation from employment with the Company, or at the end of the deferral period selected by the participant upon enrollment in the DCP. Amounts shown as “Registrant Contributions” in the above table for Ms. Nicolson include contributions pursuant to her employment contract which requires the Company to contribute an amount equal to 10.5% of her base pay into the DCP.

Contributions to the DCP labeled as “Registrant Contributions” are included as part of “All Other Compensation” in the “Summary Compensation Table for Fiscal Year 2006”. Earnings under the plan that are “above-market” (defined by SEC rule as that portion of interest that exceeds 120% of the applicable federal long-term rate, with compounding, which for October 2005, the applicable month for which the crediting rate was determined, was 5.29%) are disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table for Fiscal Year 2006” above.

Potential Payments on Termination or Change-in-Control

Termination of Employment

Spirit maintains employment agreements with the named executive officers, except for Mr. Brunton, pursuant to which certain payments may be made, or benefits provided, in the event the executive’s employment is terminated. In addition, upon termination of employment, amounts may become payable to the named executive officers pursuant to the SERP and/or the DCP.

Employment Agreements

Employment agreements entered into by Spirit with Messrs. Turner and Schmidt provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

•	Voluntary Termination by the Executive. In the event of voluntary termination by the executive, payment of one-half of the bonus that otherwise would have been payable pursuant to the STIP will be made (pro-rated for a partial year). Salary and benefits are continued only through the date of termination.

•	Involuntary Termination by Spirit for Cause. In the event of involuntary termination by Spirit for cause, no amounts are payable by reason of termination, other than salary and benefits payable through the date of termination. Generally, each of the named executive officers’ employment agreements define termination for “cause” to mean (1) the executive committing a material breach of his or her employment agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of his or her duty of loyalty to Spirit; (2) the executive willfully or continuously refusing to or willfully failing to perform the material duties reasonably assigned to him by the Board that are consistent with the provisions of his or her employment agreement where the refusal or failure does not result from a disability (as discussed below); or (3) the inability of the executive to obtain and maintain appropriate United States security clearances. Messrs. Turner’s and Schmidt’s employment agreements state that their termination is not deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution, duly adopted by the Board. Although Mr. Schmidt’s employment agreement requires that he seek to obtain and maintain appropriate United States security clearance, the termination of Mr. Schmidt’s employment agreement for his failure to do so (without regard to any underlying facts for such failure) would constitute a termination without cause.

•	Expiration of Employment Agreement or Involuntary Termination by Spirit without Cause. In the event employment terminates due to expiration of the employment agreement or involuntary termination by Spirit without cause, base salary generally will be continued for 24 months. In addition, a bonus payment will be made pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment will be made pursuant to the STIP for each subsequent year (pro rated for any partial year) during which salary continuation payments are made (with such payments determined on the assumption that target performance is achieved for such years). Medical benefits will be continued during the period that salary continuation payments are made (subject to early termination in the event of new employment), with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers. For Mr. Schmidt, life insurance benefits also will be continued in the event of involuntary termination without cause, with premiums paid by Spirit in the same proportion that premiums are paid for other executive officers.

In addition to the foregoing payments and benefits, upon termination of Mr. Schmidt’s employment under these circumstances, vesting is accelerated with respect to any shares of stock previously granted to Mr. Schmidt under the STIP. Further, upon involuntary termination of either Mr. Turner or Mr. Schmidt without cause, additional years of service under the EIP may be credited (which may increase the portion of restricted shares in which they acquire an interest upon a future liquidity event), and the “Return on Invested Capital” for purposes of the EIP upon a future liquidity event will be deemed to be no less than 25%, if the actual “Return on Invested Capital” at the time of such liquidity event is at least 0% (which may increase the portion of restricted shares in which they acquire an interest upon such liquidity event).

Generally, any termination of any of the employment agreements with the named executive officers by Spirit other than for cause, death, disability, or expiration of the employment period without renewal constitutes a termination without cause. Mr. Schmidt’s employment agreement specifically provides that the termination of his employment agreement by Spirit without cause includes if (1) his duties and responsibilities are materially and adversely altered without his consent, (2) his base salary is materially reduced by Spirit (other than as part of a general reduction to all executive officers) without his consent, (3) Spirit commits a material breach of his employment agreement, or (4) certain adverse employment actions (as described in more detail below) occur with respect to Mr. Schmidt following a change in control. Except for Mr. Schmidt’s employment agreement, none of the other named executive officers’ employment agreements attempt to define circumstances constituting constructive termination by Spirit. However, each of the named executive officers’ employment agreements are governed by

Kansas law, which recognizes the concept that a termination by the employee may constitute a constructive termination by the employer under certain circumstances.

For purposes of the EIP and the DCP, which govern the named executive officers’ benefits under those plans, notwithstanding the terms of each employment agreement, a termination for cause means a separation from service involving (i) gross negligence or willful misconduct in the exercise of the executive’s responsibilities; (ii) breach of fiduciary duty with respect to Spirit; (iii) material breach of any provision of an employment or consulting contract; (iv) the commission of a felony crime or crime involving moral turpitude; (v) theft, fraud, misappropriation, or embezzlement (or suspicion of the same); (vi) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vii) refusal to obey any resolution or direction of the executive’s supervisor or the Board. The Compensation Committee determines, in its sole discretion, whether an executive has incurred a separation from service that is a termination for cause under the EIP and DCP.

•	Disability. In the event employment terminates due to disability, base salary, medical benefits, and life insurance benefits generally are continued until age 65. For this purpose, disability means the inability to render the services required under the employment agreement for a period of 180 days during any 12-month period. In addition to the foregoing payments and benefits, upon termination of Mr. Schmidt’s employment due to disability, vesting is accelerated with respect to any shares of stock previously granted to Mr. Schmidt under the STIP, and he may be credited with additional years of service under the EIP (which may increase the portion of restricted shares in which he acquires an interest upon a future liquidity event).

•	Death. In the event employment terminates due to death, base salary will be continued for the remaining term of the agreement. In addition, a bonus payment will be made pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment for one subsequent year will be made pursuant to the STIP (with such payment determined on the assumption that target performance is achieved for such year). In the event of Mr. Schmidt’s termination of employment due to death, medical benefits for Mr. Schmidt’s family generally will be continued during the period that base salary is continued, with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers.

The continued receipt of payments and benefits by Messrs. Turner and Schmidt upon termination of employment due to expiration of their employment agreements or involuntary termination without cause is conditioned upon satisfaction, for a period of 24 months after termination of employment, of a covenant not to compete and a covenant not to solicit customers or employees of Spirit.

Employment agreements entered into by Spirit with Mr. Lewelling and Ms. Nicolson provide for the continuation of base salary for 12 months and payment of the COBRA costs for medical and dental benefits for 12 months in the event of involuntary termination without cause. With respect to Mr. Lewelling, such payments and benefits are provided only if employment terminates within 2 years after the effective date of the agreement. In all other events, no amounts are payable pursuant to the employment agreements by reason of termination of employment, other than base salary payable through the date of termination. The continued receipt of payments and benefits by Mr. Lewelling and Ms. Nicolson following termination of employment is conditioned upon satisfaction of a covenant not to compete and a covenant not to solicit customers or employees of Spirit for a period of 24 months after termination of employment and upon satisfaction of an ongoing confidentiality covenant.

Neither the Company nor Spirit has an employment agreement with Mr. Brunton. Accordingly, upon termination of employment for any reason, salary and benefits are continued only through the date of termination.

Supplemental Executive Retirement Plan

Pursuant to the SERP, Mr. Turner holds 228,675 phantom stock units. Upon separation from service with Spirit and its affiliates following a “Liquidity Event” (as defined in the SERP), Mr. Turner is entitled to receive payment with respect to each of those phantom stock units in an amount equal to (i) the market value of one share of Class B Common stock in the Company (determined as of the business day immediately preceding the date of payment), plus (ii) the amount of all dividends (other than stock dividends), if any, actually paid on one share of Class B common stock in the Company during the period from June 16, 2005 through the date payment is made. A “Liquidity Event” under the SERP includes the initial public offering consummated by the Company on November 27, 2006. Thus, Mr. Turner will be entitled to payment under the SERP with respect to his phantom stock units upon any future separation from service with Spirit and its affiliates. Payment under the SERP will be made in a single lump sum as soon as administratively practicable following termination of employment.

Deferred Compensation Plan

Pursuant to the DCP, the named executive officers participating in the DCP are entitled to receive payment of amounts credited to their deferred compensation accounts under the DCP upon a separation from service with Spirit and its affiliates. Amounts are payable in a lump sum or in up to 15 annual installment payments, as elected by each participant (subject to the terms and conditions set forth in the DCP).

Payment to a participant of any employer matching or discretionary contributions made under the DCP is subject to satisfaction by the participant of noncompetition and nonsolicitation requirements during the term of the participant’s employment and for so long as the participant receives payments under the DCP and confidentiality requirements. In addition, the participant must not have been terminated for cause.

Summary Tables

The following tables summarize the amounts potentially payable upon termination of employment for each of the named executive officers, except for Mr. Brunton. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount).

Jeffrey L. Turner

				Termination
				Upon		Involuntary
				Expiration of		Termination		Termination
	Voluntary		Termination	Employment		Without		Due to		Termination
	Termination		for Cause	Agreement		Cause		Disability		Due to Death

Salary Continuation	—		—	$526,800	(4)	$526,800	(4)	$2,502,300	(7)	$395,100	(10)
Future STIP Award	$895,560	(3)	—	$3,898,320	(5)	$3,898,320	(5)	—		$2,844,720	(11)
Medical/Dental Insurance	—		—	$14,568	(6)	$14,568	(6)	$69,198	(8)	—
Life Insurance	—		—	—		—		$6,954	(9)	—
SERP (Phantom Stock)(1)	$7,653,752		$7,653,752	$7,653,752		$7,653,752		$7,653,752		$7,653,752
DCP—Employee(2)	$95,685		$95,685	$95,685		$95,685		$95,685		$95,685

(1)	228,675 phantom stock units multiplied by $33.47 (the NYSE closing price for Company’s Class A common stock on December 29, 2006).

(2)	Account balance as of December 31, 2006.

(3)	One-half of the 2006 STIP award ($1,791,120, including both cash and stock portions).

(4)	Base salary of $263,400 for 24 months.

(5)	100% of 2006 STIP award ($1,791,120), plus 2 additional years at target performance (400% of $263,400 base salary each year).

(6)	Monthly company contribution toward medical coverage ($607) for 24 months.

(7)	Base salary ($263,400) continued to age 65 (9 1/2 years).

(8)	Monthly company contribution toward medical coverage ($607) continued to age 65 (9 1/2 years).

(9)	Monthly company contribution toward life insurance coverage ($61) continued to age 65 (9 1/2 years).

(10)	Base salary ($263,400) continued to June 15, 2008 (1 1/2 years).

(11)	100% of 2006 STIP award ($1,791,120), plus 1 additional year at target performance (400% of $263,400 base salary).

Ulrich (Rick) Schmidt

				Termination
				Upon
				Expiration of		Involuntary		Termination
	Voluntary		Termination	Employment		Termination		Due to		Termination
	Termination		for Cause	Agreement		Without Cause		Disability		Due to Death

Salary Continuation	—		—	$865,000	(2)	$865,000	(2)	$3,460,000	(6)	$722,275	(9)
Future STIP Award	$588,200	(1)	—	$2,560,400	(3)	$2,560,400	(3)	—		$1,868,400	(10)
Medical/Dental Insurance	—		—	$15,912	(4)	$15,912	(4)	$63,648	(7)	$13,260	(11)
Life Insurance	—		—	—		$2,400	(5)	$9,600	(8)	—

(1)	One-half of the 2006 STIP award ($1,176,400, including both cash and stock portions).

(2)	Base salary of $432,500 for 24 months.

(3)	100% of 2006 STIP award ($1,176,400), plus 2 additional years at target performance (160% of $432,500 base salary each year).

(4)	Monthly company contribution toward medical coverage ($663) for 24 months.

(5)	Monthly company contribution toward life insurance coverage ($100) for 24 months.

(6)	Base salary ($432,500) continued to age 65 (8 years).

(7)	Monthly company contribution toward medical coverage ($663) continued to age 65 (8 years).

(8)	Monthly company contribution toward life insurance coverage ($100) continued to age 65 (8 years).

(9)	Base salary ($432,500) continued to September 1, 2008 (1.67 years).

(10)	100% of 2006 STIP award ($1,176,400), plus 1 additional year at target performance (160% of $432,500 base salary).

(11)	Monthly company contribution toward family medical coverage ($663) continued to September 1, 2008 (20 months).

John Lewelling

		Involuntary Termination
	Termination for Cause	Without Cause		Other Terminations

Salary Continuation	—	$375,000	(1)	—
Medical/Dental Insurance	—	$14,902	(2)	—

(1)	Base salary ($375,000) continued for 12 months.

(2)	Full monthly cost of COBRA medical and dental coverage ($1,102 medical plus $140 dental) continued for 12 months.

Janet S. Nicolson

		Involuntary Termination
	Termination for Cause	Without Cause		Other Terminations

Salary Continuation	—	$250,000	(2)	—
Medical/Dental Insurance	—	$13,032	(3)	—
DCP—Employer(1)	—	$26,250		$26,250

(1)	Account balance as of December 31, 2006.

(2)	Base salary ($250,000) continued for 12 months.

(3)	Full monthly cost of COBRA medical and dental coverage ($993 medical plus $93 dental) continued for 12 months.

Change in Control

Neither the Company nor Spirit maintains a change in control agreement or any other similar plan or arrangement intended specifically to provide income protection for executive officers upon a change in control. However, under the SERP, a change in control may result in payment of amounts with respect to phantom stock granted under the SERP. Under the EIP, a change in control may provide participants the opportunity to acquire an interest in restricted shares granted under the EIP and/or may increase the opportunity to acquire an interest in restricted shares upon a future liquidity event. In addition, Spirit’s employment agreement with Mr. Schmidt treats certain adverse employment action in connection with a change in control as an involuntary termination without cause for purposes of determining amounts payable pursuant to that agreement.

Supplemental Executive Retirement Plan

Pursuant to the SERP, Mr. Turner holds 228,675 phantom stock units. Upon a “Change in Control” following a “Liquidity Event” (as defined in the SERP), Mr. Turner is entitled to receive payment with respect to each of those phantom stock units in an amount equal to (i) the market value of one share of Class B Common stock in the Company (determined as of the business day immediately preceding the date of payment), plus (ii) the amount of all dividends (other than stock dividends), if any, actually paid on one share of Class B Common stock in the Company during the period from June 16, 2005 through the date payment is made. A “Change in Control” under the SERP is a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company’s equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. A “Liquidity Event” under the SERP includes the initial public offering consummated by the Company on November 27, 2006. Thus, Mr. Turner will be entitled to payment under the SERP with respect to his phantom stock units upon any future “Change in Control.” Payment under the SERP will be made in a single lump sum as soon as administratively practicable following the change in control.

Executive Incentive Plan

Pursuant to the EIP, participants have the opportunity to acquire an interest in restricted shares granted under the EIP upon the occurrence of a “Liquidity Event.” A “Liquidity Event” is defined under the EIP to include a “Change in Control.” A “Change in Control” is defined under the EIP as a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company’s equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. Thus, upon a “Change in Control” under the EIP, participants may have the opportunity to acquire an interest in restricted shares granted under the EIP.

Upon the occurrence of a “Liquidity Event” under the EIP (including a “Change in Control”), the number of restricted shares in which a participant acquires an interest (if any) depends on three factors, including a service factor (based on the number of years of service credited or deemed credited as of the “Liquidity Event”). Participants who are employed on the date of a “Liquidity Event” are deemed to have fully satisfied the service factor for purposes of determining the number of restricted shares in which such participant acquired an interest with respect to that Liquidity Event. In addition, upon a “Change in Control,” special rules apply for purposes of applying the service factor in the event of a subsequent “Liquidity Event.”

•	For each participant employed on the date of the “Change in Control” who either is not offered continued employment in a comparable position or continues employment after the “Change in Control” but, within 12 months, is either involuntarily terminated without cause or is assigned to a position that is not a comparable position, the service factor is deemed fully satisfied upon future liquidity events.

•	For each participant employed on the date of the “Change in Control” who is offered a comparable position but declines to accept it, the service factor is not deemed fully satisfied upon future liquidity events, but a more accelerated schedule applies for purposes of determining the extent to which the service factor has been satisfied.

Accordingly, a “Change in Control” under the EIP may increase the extent to which a participant may acquire an interest in restricted shares under the EIP upon a future “Liquidity Event.”

Ulrich (Rick) Schmidt Employment Agreement

Pursuant to Spirit’s employment agreement with Mr. Schmidt, his employment will be treated as involuntarily terminated without cause if, following a change in control (as defined in the EIP), either he is not offered continued employment in a comparable position or he continues to perform services following the change in control but is, within 12 months following the change in control, assigned to a position that is not a comparable position. As more fully described above, certain additional payments and benefits are due upon an involuntary termination of Mr. Schmidt’s employment without cause. Accordingly, a change in control may result in the payment of those additional amounts if Mr. Schmidt’s employment does not continue in a comparable position following such change in control.

Summary Table

The following table summarizes the compensation that may become payable to the named executive officers upon a change in control.

	SERP		EIP		Employment Agreement

Jeffrey L. Turner	$7,653,752	(1)	$27,511,202	(2)	—
Ulrich (Rick) Schmidt	—		$22,926,013	(2)	$3,443,712	(3)
John A. Lewelling	—		$6,877,817	(2)	—
Janet S. Nicolson	—		$4,585,189	(2)	—
Ronald C. Brunton	—		$6,877,817	(2)	—

(1)	228,675 phantom stock units multiplied by $33.47 (the NYSE closing price for the Company’s Class A common stock on December 29, 2006).

(2)	Number of restricted shares multiplied by per share value. Assumes all remaining equity interest in the Company held by Onex is disposed of in a transaction occurring as of December 31, 2006, and “Return on Invested Capital” equals or exceeds 26%. Therefore, EIP participants acquire an interest in all remaining shares of restricted stock. Value per share of restricted stock assumed to be $33.47 (the NYSE closing price for Company’s Class A common stock on December 29, 2006).

(3)	Sum of amounts payable in connection with involuntary termination without cause.

Change in Responsibilities

As discussed above, under Spirit’s employment agreement with Mr. Schmidt, if Mr. Schmidt is assigned to a position following a change in control that is not a comparable position, he may be treated as involuntarily terminated without cause. The compensation payable to him in that event is summarized in the immediately preceding table.

Director Compensation for Fiscal Year 2006

The following table presents information concerning compensation attributable to the Company’s non-management directors for the fiscal year ended December 31, 2006.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash	(1)	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Ivor Evans	106,000	646,298	—	—	—	—	752,298
Paul Fulchino	100,000	646,298	—	—	—	—	746,298
Richard Gephardt	95,000	1,723,462	—	—	—	—	1,818,462
Robert Johnson	138,000	646,298	—	—	—	—	784,298
Ronald Kadish	105,000	646,298	—	—	—	—	751,298
Cornelius McGillicuddy III	100,000	646,298	—	—	—	—	746,298
Seth Mersky	—	—	—	—	—	—	—
Francis Raborn	123,000	646,298	—	—	—	—	769,298
Nigel Wright	—	—	—	—	—	—	—

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with SFAS 123(R), and thus includes amounts from awards granted prior to 2006. Additional information concerning the Company’s accounting for stock awards may be found in note 11 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for 2006.

The 2006 payments to the non-management directors were for their services as members of the board of directors of Spirit. They received no compensation for their service as members of the Board of the Company in 2006. Directors who are not employees of the Company received an annual cash payment of $75,000, $5,000 for each Board meeting attended in person, and $2,000 for each Audit Committee meeting attended in person or via conference call. The chairman of the Audit Committee and the Government Security Committee received an additional $15,000 and $5,000, respectively. The chairman of the Spirit board received $6,000 for a partial year as chairman for the 2005-2006 year and $30,000 for the 2006-2007 year. Messrs. Mersky and Wright, as representatives of Onex Corporation, received no director fees in 2006. On December 15, 2005, the Company granted to each of Messrs. Evans, Fulchino, Gephardt, Johnson, Kadish, McGillicuddy, and Raborn 15,000 shares of Class B Common stock contingent on their remaining members of the Spirit board for 1 year and other conditions as outlined in the Director Stock Plan. This stock was subject to the three-for-one stock split effective on November 16, 2006, resulting in these directors each receiving 45,000 shares. Mr. Gephardt received an additional 25,000 shares (75,000 after giving effect to the aforementioned three-for-one stock split) of Class B Common stock under the terms of a consulting agreement between Mr. Gephardt and Spirit. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their director services.

PROPOSAL 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2007, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s Independent Registered Public Accounting Firm, the Board considers the selection of the Independent Registered Public Accounting Firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

If a majority of votes cast on this matter are not cast in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee and the Board will reconsider the selection of such firm as the Company’s Independent Registered Public Accounting Firm.

The Company expects that representatives of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for the Company for fiscal year 2006 and the current fiscal year, will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Unless otherwise instructed, the proxy holders will vote proxies received by them FOR the proposal. The affirmative vote of a majority of the votes of the shares of common stock represented at the meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the current fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

Report of the Audit Committee

The Board has a separately-designated standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that the Board and the Company’s management have established, and the Company’s auditing, accounting, and financial reporting processes generally. The Audit Committee annually selects the Company’s independent registered public accounting firm and evaluates the independence, qualifications, and performance of the Company’s internal auditors and the independent registered public accounting firm. The Audit Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee has reviewed and discussed with management and the Independent Registered Public Accounting Firm the Company’s audited financial statements as of and for the year ended December 31, 2006, as well as the representations of management regarding the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s internal auditors and Independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the Independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the Independent Registered Public Accounting Firm all items required by the standards of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards, No. 61, as amended, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with the Independent Registered Public Accounting Firm its independence from the Company and its management.

The Audit Committee has relied on management representations that the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and on the opinion of the Independent Registered Public Accounting Firm included in their report to the Company’s audited financial statements.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC, and selected

PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007.

Audit Committee
Francis Raborn, Chairman
Ivor (Ike) Evans
Robert Johnson

Fees Billed by the Independent Registered Public Accounting Firm

The fees incurred by the Company, including its majority-owned subsidiaries, for services provided by PricewaterhouseCoopers LLP, the Independent Registered Public Accounting Firm, in 2006 and 2005 are set forth below.

	December 31,	December 29,
	2006	2005
	(Dollars in thousands)

Audit Fees(1)	$2,743.6	$1,858.5
Audit-Related Fees(2)	$1,312.0	$164.1
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$4,055.6	$2,022.6

(1)	Represents fees and expenses for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, statutory audits, and advice on accounting matters directly related to the audit and audit services provided in connection with other regulatory filings.

(2)	For 2005, represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of Spirit’s financial statements and not reported under “Audit Fees.” For 2006, amount is primarily for assistance with the Company’s initial public offering and Registration Statement on Form S-1, technical accounting and reporting consultations, and assistance with the Company’s acquisition of Spirit Europe.

(3)	Represents fees and expenses for preparation and review of tax returns and filings, tax consultations and advice related to compliance with tax laws, and tax planning strategies. For fiscal year 2006, no fees or expenses were incurred for tax services.

(4)	No fees or expenses were incurred in this category for fiscal years 2005 and 2006.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the Independent Registered Public Accounting Firm. Each year, the Audit Committee approves the terms on which the Independent Registered Public Accounting Firm is engaged for the ensuing fiscal year. All non-audit services must be approved by the Audit Committee.

OTHER MATTERS

The Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals (including proposals omitted from the proxy statement and form of proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Solicitation of Proxies

The Proxy accompanying this Proxy Statement is solicited by the Board. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Proposals of Stockholders for the 2008 Annual Meeting

Written notification of any stockholder proposal for inclusion in the 2008 proxy statement must be received by the Corporate Secretary of the Company no later than December 15, 2007.

Other proposed business for the annual meeting must be received in writing by the Corporate Secretary of the Company no later than January 2, 2008.

Voting Procedures

Tabulation of Votes. Votes cast by proxy or in person at the meeting will be tabulated by the Bank of New York.

Effect of an Abstention and Broker Non-Votes. A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals.

1. Election of Directors:

	Nominee	FOR	WITHHOLD		Nominee	FOR	WITHHOLD
01	Ivor Evans	☐	☐	06	Cornelius McGillicuddy, III	☐	☐
02	Paul Fulchino	☐	☐	07	Seth Mersky	☐	☐
03	Richard Gephardt	☐	☐	08	Francis Raborn	☐	☐
04	Robert Johnson	☐	☐	09	Jeffrey L. Turner	☐	☐
05	Ronald Kadish	☐	☐	10	Nigel Wright	☐	☐

	FOR	AGAINST	WITHHOLD
2. Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

SCAN LINE

Date ____ Stockholder sign here ____ Co-Owner sign here ____

x x x t DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL t Mark, Sign, Date and Return the Proxy Card Promptly X Using the Enclosed Envelope. Votes MUST be indicated (x) in Black or Blue ink. The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2. FOR AGAINST WITHHOLD 1. Election of Directors: FOR WITHHOLD FOR WITHHOLD x x x x x x x 2. Ratify the appointment of PricewaterhouseCoopers LLP as x x x x x x 01 Ivor Evans x x 06 Cornelius McGillicuddy, III x x Independent Registered Public Accounting Firm. x x x x x x 02 Paul Fulchino x x 07 Seth Mersky x x x x x x Mark this box with an X if your address has changed and x x x x 03 Richard Gephardt x x 08 Francis Raborn x x print the new address on the reverse. x x x x x x x 04 Robert Johnson x x 09 Jeffrey L. Turner x x Mark this box with an X if you have comments and print x x x x them on the reverse. x x x x x x x 05 Ronald Kadish x x 10 Nigel Wright x x S C A N L I N E Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed. NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee, or in another representative capacity, sign name and title. Date Stockholder sign here Co-Owner sign here

Please keep this ticket to be admitted to the annual meeting. NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS TIME: PLACE: WHO MAY VOTE: 11:00 a.m. Eastern Time Hyatt Dulles You may vote if you were a stockholder on Tuesday, May 1, 2007 Herndon, Virginia of record on March 20, 2007. By Order of the Board of Directors Gloria Farha Flentje, Corporate Secretary PROXY / VOTING INSTRUCTION SOLICITED BY THE BOARD OF DIRECTORS SPIRIT AEROSYSTEMS HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2007 Each signatory on the reverse side hereby appoints Seth Mersky and Nigel Wright (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of Spirit AeroSystems Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 1, 2007 (the “Meeting”), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting. If no direction is given, this proxy will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side. SPIRIT AEROSYSTEM HOLDING INC. Address Change P.O. BOX 11447 Comments NEW YORK, N.Y. 10203-0447 If you have indicated a change of address If you have indicated any comments below, below, please be sure to check the appropriate please be sure to check the appropriate box box appearing on the reverse side. on the reverse side. IMPORTANT: PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.